UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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THE GOODYEAR TIRE & RUBBER COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of

2014 Annual Meeting of Shareholders

and

Proxy Statement

The Goodyear Tire & Rubber Company

200 Innovation Way

Akron, Ohio 44316-0001

DATE:	April 14, 2014

TIME:	4:30 p.m., Akron Time
PLACE:	Hilton Akron/Fairlawn
3180 West Market Street
Akron, Ohio 44333

YOUR VOTE IS IMPORTANT

Please vote. Most shareholders may vote by internet or telephone as well as by mail.

Please refer to your proxy card or page 85 of the Proxy Statement for information on how to vote by internet or telephone. If you choose to vote by mail, please complete, date and sign your proxy card and promptly return it in the enclosed envelope.

RICHARD J. KRAMER
CHAIRMAN OF THE BOARD,
CHIEF EXECUTIVE OFFICER
AND PRESIDENT

March 14, 2014

Dear Shareholders:

You are cordially invited to attend Goodyear’s 2014 Annual Meeting of Shareholders, which will be held at the Hilton Akron/Fairlawn, 3180 West Market Street, Akron, Ohio, at 4:30 p.m., Akron Time, on Monday, April 14, 2014. During the meeting, we will discuss each item of business described in the Notice of Annual Meeting of Shareholders and Proxy Statement, and give a report on matters of current interest to our shareholders.

This booklet includes the Notice of Annual Meeting as well as the Proxy Statement, which provides information about Goodyear and describes the business we will conduct at the meeting.

We hope you will be able to attend the meeting. Whether or not you plan to attend, it is important that you vote via the internet, by telephone or by completing, dating, signing and promptly returning your proxy card. This will ensure that your shares will be represented at the meeting. If you attend and decide to vote in person, you may revoke your proxy. Remember, your vote is important!

Sincerely,

RICHARD J. KRAMER

For additional information regarding total segment operating income, a non-GAAP measure, including a reconciliation to income before income taxes, see Note to the Consolidated Financial Statements No. 7, “Business Segments” in our Annual Report for the year ended December 31, 2013 that accompanies this Proxy Statement.

 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

THE GOODYEAR TIRE & RUBBER COMPANY

NOTICE OF THE

2014 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 14, 2014

To the Shareholders:

The 2014 Annual Meeting of Shareholders of The Goodyear Tire & Rubber Company, an Ohio corporation, will be held at the Hilton Akron/Fairlawn, 3180 West Market Street, Akron, Ohio, on Monday, April 14, 2014 at 4:30 p.m., Akron Time, for the following purposes:

1.	To elect the twelve members of the Board of Directors named in the Proxy Statement to serve one-year terms expiring at the 2015 Annual Meeting of Shareholders (Proxy Item 1);

2.	To consider and approve an advisory resolution regarding the compensation of our named executive officers (Proxy Item 2);

3.	To consider and approve a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014 (Proxy Item 3);

4.	To consider and vote upon a shareholder proposal (Proxy Item 4), if properly presented at the Annual Meeting; and

5.	To act upon such other matters and to transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors fixed the close of business on February 18, 2014 as the record date for determining shareholders entitled to notice of, and to vote at, the 2014 Annual Meeting. Only holders of record of Goodyear common stock at the close of business on February 18, 2014 will be entitled to vote at the 2014 Annual Meeting and adjournments, if any, thereof.

March 14, 2014

By order of the Board of Directors:

David L. Bialosky, Secretary

Please vote via the internet or by telephone or complete, date and sign your Proxy and return it promptly in the enclosed envelope.

I

 GENERAL INFORMATION

PROXY STATEMENT

The Goodyear Tire & Rubber Company

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Goodyear Tire & Rubber Company, an Ohio corporation (“Goodyear,” “Company,” “we,” “our” or “us”), to be voted at the annual meeting of shareholders to be held April 14, 2014 (the “Annual Meeting”), and at any adjournments thereof, for the purposes set forth in the accompanying notice.

Goodyear’s executive offices are located at 200 Innovation Way, Akron, Ohio 44316-0001. Our telephone number is 330-796-2121.

Our Annual Report to Shareholders for the year ended December 31, 2013 is enclosed with this Proxy Statement. The Annual Report is not considered part of the proxy solicitation materials. The approximate date on which this Proxy Statement and the related materials are first being sent to shareholders is March 14, 2014.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on April 14, 2014:

The Proxy Statement, Proxy Card and Annual Report to Shareholders for the year ended December 31, 2013 are available at www.proxyvote.com.

Shares Voting

Holders of shares of the common stock, without par value, of Goodyear (the “Common Stock”) at the close of business on February 18, 2014 (the “record date”) are entitled to notice of, and to vote the shares of Common Stock they hold on the record date at, the Annual Meeting. As of the close of business on the record date, there were 248,226,046 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote.

Quorum

In order for any business to be conducted, holders of at least a majority of shares entitled to vote must be represented at the meeting, either in person or by proxy.

Adjourned Meeting

The holders of a majority of shares represented at the meeting, whether or not a quorum is present, may adjourn the meeting. If the time and place of the adjourned meeting is announced at the time adjournment is taken, no other notice need be given.

Vote Required

In accordance with Goodyear’s Articles of Incorporation, a director nominee must receive, in an uncontested election of directors for which cumulative voting is not in effect, a greater number of votes cast “for” his or her election than “against” his or her election. Under Ohio law, an incumbent director who is not re-elected will continue in office as a “holdover” director until his or her successor is elected

 GENERAL INFORMATION

by a subsequent shareholder vote, or his or her earlier resignation, removal from office or death. In order to address “holdover” terms for any incumbent directors who fail to be re-elected under our majority vote standard, our Corporate Governance Guidelines provide that if a director nominee does not receive a majority affirmative vote, he or she will promptly offer his or her resignation as a director to the Board of Directors. Within 90 days, the Board will decide, after taking into account the recommendation of the Governance Committee (in each case excluding the nominee(s) in question), whether to accept the resignation. The Governance Committee and the Board may consider any relevant factors in deciding whether to accept a director’s resignation. The Board’s explanation of its decision shall be promptly disclosed in a filing with the Securities and Exchange Commission.

The affirmative vote of at least a majority of the shares of Common Stock outstanding on the record date is required for a management or shareholder proposal, other than an advisory vote, to be adopted at the Annual Meeting. When considering the results of advisory votes, the Board of Directors intends to consider only those votes actually cast at the Annual Meeting.

Abstentions and “broker non-votes,” which occur when your broker does not have discretionary voting authority on a matter and you do not provide voting instructions, have the same effect as votes against any proposal voted upon by shareholders but have no effect on the election of directors or advisory votes.

Voting Shares Held in Street Name

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker, bank or nominee who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the Annual Meeting. Your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee regarding how to vote your shares. If you do not return the voting instruction card, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers have the discretion to vote only on matters deemed to be routine, such as the ratification of the selection of an accounting firm (Proxy Item 3). The election of directors (Proxy Item 1), the executive compensation advisory vote (Proxy Item 2), and the shareholder proposal (Proxy Item 4) are not considered to be routine matters, and your broker will not have discretion to vote on those matters unless you specifically instruct your broker to do so by returning your signed voting instruction card. If you do not provide voting instructions to your broker, your shares will not be voted for any director nominee or on any matter on which your broker does not have discretionary authority (resulting in a broker non-vote). Broker non-votes will have the same effect as a vote against a proposal, but will have no effect on the election of directors or advisory votes.

Cumulative Voting for Directors

In the voting for directors, you have the right to vote cumulatively for the candidates nominated. Under the Ohio General Corporation Law, all of the shares of Common Stock may be voted cumulatively in the election of directors if any shareholder gives written notice to our President, a Vice President or the Secretary not less than 48 hours before the time set for the Annual Meeting, and an announcement of the notice is made at the beginning of the Annual Meeting by the Chairman or the Secretary or by or on behalf of the shareholder giving such notice. If cumulative voting is in effect, you may (a) give one candidate the number of votes equal to twelve times the number of shares of Common Stock you are entitled to vote, or (b) distribute your votes among the twelve candidates as desired.

 GENERAL INFORMATION

Voting of Proxy

David L. Bialosky, Laura K. Thompson and Bertram Bell have been designated as proxies to vote shares of Common Stock in accordance with your instructions. You may give your instructions using the accompanying proxy card, via the internet or by telephone.

Your shares will be voted for the twelve nominees identified at pages 11 through 20, unless your instructions are to vote against any one or more of the nominees or to vote cumulatively for one or more of the nominees for election. The proxies may cumulatively vote your shares if they consider it appropriate, except to the extent you expressly withhold authority to cumulate votes as to a nominee.

Your Board of Directors anticipates that all of the nominees named will be available for election. In the event an unexpected vacancy occurs, your proxy may be voted for the election of a new nominee designated by the Board of Directors.

Proxies received and not revoked prior to the Annual Meeting will be voted in favor of Proxy Items 2 and 3, and against Proxy Item 4, unless your instructions are otherwise.

Revocability of Proxy

You may revoke or revise your proxy (whether given by mail, via the internet or by telephone) by the delivery of a later proxy or by giving notice to Goodyear in writing or in open meeting. Your proxy revocation or revision will not affect any vote previously taken. If you hold your shares in “street name” please refer to the information forwarded by your broker, bank or nominee who is considered the shareholder of record for procedures on revoking or changing your voting instructions.

Confidentiality

Your vote will be confidential except (a) as may be required by law, (b) as may be necessary for Goodyear to assert or defend claims, (c) in the case of a contested election of director(s), or (d) at your express request.

 CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Goodyear is committed to having sound corporate governance principles. Having such principles is essential to running Goodyear’s business efficiently and to maintaining Goodyear’s integrity in the marketplace. Goodyear’s Corporate Governance Guidelines, Business Conduct Manual, Board of Directors and Executive Officers Conflict of Interest Policy and charters for each of the Audit, Compensation, Corporate Responsibility and Compliance, Finance, and Governance Committees are available at http://investor.goodyear.com/governance.cfm. Please note, however, that information contained on the website is not incorporated by reference in this Proxy Statement or considered to be a part of this document. A copy of the committee charters and corporate governance policies may also be obtained upon request to the Goodyear Investor Relations Department.

Board Independence

The Board has determined that ten of the twelve director nominees (Mme. Streeter and Messrs. Conaty, Firestone, Geissler, Hellman, McCollough, McGlade, Morell, Palmore and Weidemeyer) are independent within the meaning of Goodyear’s independence standards, which are based on the criteria established by The NASDAQ Stock Market and are included as Annex I to Goodyear’s Corporate Governance Guidelines. Mr. Kramer, our Chairman of the Board, Chief Executive Officer and President, is not considered independent. In addition, in light of his relationship with the United Steelworkers (the “USW”), Mr. Wessel is not considered independent. Further, the Board expects that Mr. Wessel will recuse himself from discussions and deliberations regarding Goodyear’s relationship with the USW. The Board also determined that the nature and size of the ordinary course commercial relationships between Goodyear and Xerox Corporation and between Goodyear and Air Products and Chemicals, Inc. did not impair the independence of Mr. Firestone or Mr. McGlade, respectively. In each case, the relationships were de minimis, constituting one-tenth of one percent (0.1%) or less of either Goodyear’s or the other company’s consolidated gross revenues in the current fiscal year and each of the last three completed fiscal years.

Board Structure and Committee Composition

As of the date of this Proxy Statement, Goodyear’s Board has thirteen directors, each elected annually, and the following five committees: (1) Audit, (2) Compensation, (3) Corporate Responsibility and Compliance, (4) Finance, and (5) Governance. The current membership and the function of each of the committees are described below. Each of the committees operates under a written charter adopted by the Board. During 2013, the Board held nine meetings. Each director attended at least 75% of all Board and applicable Committee meetings. Directors are expected to attend annual meetings of Goodyear’s shareholders. All of the directors attended the last annual meeting of shareholders, except for Mr. Hellman whose attendance was excused since he was travelling outside of the country. As described on Goodyear’s website at http://investor.goodyear.com/contactBoard.cfm, shareholders may communicate with the Board or any of the directors (including the Lead Director or the non-management directors as a group) by sending correspondence to the Office of the Secretary, The Goodyear Tire & Rubber Company, 200 Innovation Way, Akron, Ohio 44316-0001. All communications will be compiled by the Secretary and submitted to the Board or the individual directors on a periodic basis.

Audit Committee

The members of the Audit Committee are Mr. Firestone, Mr. Geissler, Mr. Hellman (Chairman), Mr. McCollough and Mr. Morell. The Board has determined that each member of the Audit Committee

 CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

is independent within the meaning of Goodyear’s independence standards and applicable Securities and Exchange Commission rules and regulations, and each of Mr. Hellman and Mr. McCollough is an audit committee financial expert. The Committee met six times in 2013.

The Audit Committee assists the Board in fulfilling its responsibilities for oversight of the integrity of Goodyear’s financial statements, Goodyear’s compliance with legal and regulatory requirements related to financial reporting, the independent registered public accounting firm’s qualifications and independence, and the performance of Goodyear’s internal auditors and independent registered public accounting firm. Among other things, the Audit Committee prepares the Audit Committee report for inclusion in the annual proxy statement; annually reviews the Audit Committee charter and the Committee’s performance; appoints, evaluates and determines the compensation of Goodyear’s independent registered public accounting firm; reviews and approves the scope of the annual audit plan; reviews and pre-approves all auditing services and permitted non-audit services (and related fees) to be performed by the independent registered public accounting firm; oversees investigations into complaints concerning financial matters; and reviews policies and guidelines with respect to risk assessment and risk management, including Goodyear’s major financial risk exposures. The Audit Committee works closely with management as well as Goodyear’s independent registered public accounting firm. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from Goodyear for, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties. The report of the Audit Committee is on page  79 of this Proxy Statement.

Compensation Committee

The members of the Compensation Committee are Mr. Conaty, Mr. McCollough, Ms. Streeter and Mr. Weidemeyer (Chairman). The Board has determined that each member of the Compensation Committee is independent within the meaning of Goodyear’s independence standards and applicable NASDAQ listing standards. The Committee met six times in 2013.

The Board of Directors has delegated to the Compensation Committee primary responsibility for establishing and administering Goodyear’s compensation programs for officers and other key personnel. The Compensation Committee oversees Goodyear’s compensation and benefit plans and policies for directors, officers and other key personnel, administers its equity compensation plans (including reviewing and approving equity grants to officers and other key personnel), and reviews and approves annually all compensation decisions relating to officers, including the Chief Executive Officer (“CEO”). The Compensation Committee also prepares a report on executive compensation for inclusion in the annual proxy statement and reviews and discusses the Compensation Discussion and Analysis with management and recommends its inclusion in the annual proxy statement. The report of the Compensation Committee is on page 51 of this Proxy Statement.

In performing its duties, the Compensation Committee meets periodically with the CEO to review compensation policies and specific levels of compensation paid to officers and other key personnel, and reports and makes recommendations to the Board regarding executive compensation policies and programs. The Compensation Committee informs the non-management directors of the Board of its decisions regarding compensation for the CEO and other significant decisions related to the administration of its duties. The Compensation Committee also will consider the results of shareholder advisory votes on executive compensation matters and the changes, if any, to Goodyear’s executive compensation policies, practices and plans that may be warranted as a result of any such vote and reviews an annual risk assessment of Goodyear’s executive compensation policies, practices and

 CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

plans as part of its role in overseeing management’s identification and management of, and planning for, compensation-related risks. Under its charter, the Compensation Committee may delegate its authority to one or more of its members as appropriate.

The Compensation Committee has the authority to retain outside advisors, including independent compensation consultants, to assist it in evaluating actual and proposed compensation for officers. The Compensation Committee also has the authority to approve, and receive appropriate funding from Goodyear for, any such outside advisor’s fees. Prior to retaining any such advisors, the Compensation Committee considers the independence-related factors identified in applicable securities laws and NASDAQ listing standards. The Compensation Committee has retained Frederic W. Cook & Co., Inc. (“F.W. Cook”) as its compensation consultant, and has determined that F.W. Cook is independent. The Compensation Committee solicits advice from F.W. Cook on executive compensation matters relating to the CEO and other officers. This advice is described in more detail under the heading “Compensation Discussion and Analysis – Role of Compensation Consultant.”

Committee on Corporate Responsibility and Compliance

The members of the Committee on Corporate Responsibility and Compliance are Mr. Geissler (Chairman), Mr. McGlade, Mr. Morell, Mrs. Peterson and Mr. Wessel. The Committee met three times in 2013.

The Committee on Corporate Responsibility and Compliance reviews Goodyear’s legal compliance programs as well as its business conduct policies and practices and its policies and practices regarding its relationships with shareholders, employees, customers, governmental agencies and the general public. The Committee also monitors Goodyear’s objectives, policies and programs with respect to environmental sustainability, workplace health and safety, diversity and product quality. The Committee may also recommend appropriate new policies to the Board of Directors.

Finance Committee

The members of the Finance Committee are Mr. Firestone (Chairman), Mr. Hellman, Mr. Palmore and Mr. Weidemeyer. The Committee met three times in 2013.

The Finance Committee consults with management and makes recommendations to the Board of Directors regarding Goodyear’s capital structure, dividend policy, tax strategies, compliance with terms in financing arrangements, risk management strategies, banking arrangements and lines of credit, and pension plan funding. The Finance Committee also reviews and consults with management regarding policies with respect to interest rate and foreign exchange risk, liquidity management, counterparty risk, derivative usage, credit ratings, and investor relations activities.

Governance Committee

The members of the Governance Committee are Mr. Conaty, Mr. McGlade, Mr. Palmore (Chairman), Mrs. Peterson and Ms. Streeter. The Board has determined that each member of the Governance Committee is independent within the meaning of Goodyear’s independence standards. The Committee met four times in 2013.

The Governance Committee identifies, evaluates and recommends to the Board of Directors candidates for election to the Board. The Committee also develops and recommends appropriate

 CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

corporate governance guidelines, recommends policies and standards for evaluating the overall effectiveness of the Board of Directors in the governance of Goodyear and undertakes such other activities as may be delegated to it from time to time by the Board of Directors.

Board Leadership Structure

Mr. Kramer serves as our Chairman of the Board, Chief Executive Officer and President. In order to ensure that the independent and non-management members of the Board maintain proper oversight of management, the Board also has an independent Lead Director. The Company’s Corporate Governance Guidelines specifically provide that the independent directors of the Board must elect an independent Lead Director annually. Among other duties, the Corporate Governance Guidelines specify that the Lead Director shall:

•	Preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;
•	Serve as liaison between the Chairman and the independent directors;
•	Approve all information sent to the Board, including meeting agendas, and advise the Chairman on such matters, and may specifically request the inclusion of information;
•	Approve the schedule of Board meetings to assure that there is sufficient time for discussion of all agenda items and advise the Chairman on the same;
•	Call meetings or executive sessions of the independent directors;
•	Interview, along with the Chairman of the Governance Committee, Board candidates and make recommendations to the Governance Committee and the Board; and
•	If requested by major shareholders, ensure that he or she is available for consultation and direct communication in appropriate circumstances.

Mr. McCollough currently serves as our Lead Director. Additional duties of our Lead Director are set forth in Annex II to our Corporate Governance Guidelines.

The Board believes that the current Board leadership structure is the most appropriate for the Company and its shareholders at this time. Mr. Kramer has held positions of increasing responsibility at Goodyear for the past fourteen years, including Chief Financial Officer and President, North America, and has extensive knowledge of the Company and the tire industry, which is valuable to the Board in his role as Chairman. Since 2011, the first full year of Mr. Kramer’s tenure as Chairman and CEO, the Company has achieved three consecutive years of segment operating income of more than $1.2 billion – the three best years in the Company’s 115-year history. Over the same three-year period, the Company’s Common Stock price has increased 102% and the Company has reinstated its Common Stock dividend after an 11-year hiatus.

The Board has no policy that requires the combination or separation of the Chairman and CEO roles, and may reconsider our leadership structure from time to time based on considerations at that time. The Board intends to consider whether to combine or separate the Chairman and CEO roles in connection with any CEO succession.

Board’s Role in Risk Oversight

Management continually monitors the material risks facing the Company, including competitive, financial (accounting, liquidity and tax), legal, operational, regulatory and strategic risks. The Board as

 CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

a whole has responsibility for oversight of management’s identification and management of, and planning for, those risks. Reviews of certain areas are conducted by relevant Board Committees that report their deliberations to the Board.

The Board and its Committees oversee risks associated with their principal areas of focus, as summarized below. The Board and its Committees exercise their risk oversight function by carefully evaluating the reports they receive from management and by making inquiries of management with respect to areas of particular interest to the Board. Board oversight of risk is enhanced by the fact that the Lead Director and Chairman attend virtually all Committee meetings and that Committee reports are provided to the full Board following each Committee meeting. We believe that our leadership structure also enhances the Board’s risk oversight function since our Lead Director regularly discusses the material risks facing the Company with management. The Chairman is also expected to report candidly to his fellow directors on his assessment of the material risks we face, based upon the information he receives as part of his management responsibilities. Both the Lead Director and the Chairman are well-equipped to lead Board discussions on risk issues.

Board/Committee	Primary Areas of Risk Oversight
Full Board

Strategic, financial and execution risk associated with the annual operating plan and five-year strategic plan (including allocation of capital investments); major litigation and regulatory matters; acquisitions and divestitures; and management succession planning.

Audit Committee	Risks associated with financial matters, particularly financial reporting, accounting, disclosure and internal controls.
Compensation Committee	Risks associated with the establishment and administration of executive compensation and equity-based compensation programs and performance management of officers.
Governance Committee	Risks associated with Board effectiveness and organization, corporate governance matters, and director succession planning.
Finance Committee	Risks associated with liquidity, pension plans (including investment performance, asset allocation and funded status), taxes, currency and interest rate exposures, and insurance strategies.
Committee on Corporate Responsibility and Compliance	Risks associated with health, safety and the environment, sustainability, and the Company’s legal and ethical compliance program.

Consideration of Director Nominees

The policy of the Governance Committee is to consider properly submitted shareholder nominations of candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Director.” In evaluating such nominations, the Governance Committee seeks to address the criteria described below under “Director Selection Guidelines.”

Any shareholder desiring to submit a proposed candidate for consideration by the Governance Committee should send the name of such proposed candidate, together with biographical data and

 CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

background information concerning the candidate, to the Office of the Secretary, The Goodyear Tire & Rubber Company, 200 Innovation Way, Akron, Ohio 44316-0001.

Director Selection Guidelines

The Board of Directors has approved guidelines for selecting directors as part of our Corporate Governance Guidelines. Criteria considered in the selection of directors include:

•	Personal qualities and characteristics, including the highest personal and professional integrity, sound judgment, and reputation in the business community or a record of public service;

•	Substantial business experience or professional expertise and a record of accomplishments;

•	Experience and stature necessary to be highly effective, working with other members of the Board, in serving the long-term interests of shareholders;

•	Ability and willingness to devote sufficient time to the affairs of the Board and the Company and to carry out their duties effectively; and

•

The needs of the Company at the time of nomination to the Board and the fit of a particular individual’s skills and personality with those of the other directors in building a Board that is effective and responsive to the needs of the Company.

In order to provide a diversity of perspectives in Board deliberations, the nominating process should also attempt to ensure that the Board as a whole reflects diverse business experience, substantive expertise, skills and background, as well as diversity in personal characteristics, such as age, gender and ethnicity. A person’s ability to satisfy Goodyear’s independence standards and those of The NASDAQ Stock Market may also be evaluated.

Identifying and Evaluating Nominees for Director

The Governance Committee is responsible for identifying, screening and recommending persons for nomination to the Board. The Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. On occasion, the Committee may also retain third-party executive search firms to identify candidates. In addition, under our prior master labor agreement with the USW, the USW had the right to nominate a candidate for consideration for membership on the Board. Mr. Wessel, who became a director in December 2005, was identified and recommended by the USW. Mr. Morell was initially identified as a potential candidate for Board membership by management.

Once a prospective nominee has been identified, the Committee makes an initial determination on whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members and the likelihood that the prospective nominee can satisfy the director selection guidelines described above. If the Committee determines, in consultation with the Chairman of the Board, the Lead Director and other Board members as appropriate, that additional consideration is warranted, it may request a third-party search firm to

 CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

gather additional information about the prospective nominee’s background and experience and to report its findings to the Committee. The Committee then evaluates the prospective nominee against the standards and qualifications set out in Goodyear’s director selection guidelines. The Committee also considers such other relevant factors as it deems appropriate, including the balance of management and independent directors and the evaluations of other prospective nominees. As described above under “Director Selection Guidelines,” diversity is among the many factors that the Committee considers in evaluating prospective nominees. We consider the members of our Board to have a diverse set of business and personal experiences, backgrounds and expertise, and to be diverse in terms of age, gender and ethnicity.

In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, the Lead Director, the Chairman of the Committee, one or more other members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be elected to the Board, and the Board makes its decision after considering the recommendation and report of the Committee.

 ELECTION OF DIRECTORS

ELECTION OF DIRECTORS

(ITEM 1 ON YOUR PROXY)

The Board of Directors has selected the following twelve nominees recommended by the Governance Committee for election to the Board of Directors. The directors will hold office from their election until the next Annual Meeting of Shareholders, or until their successors are elected and qualified. If any of these nominees for director becomes unavailable, the persons named in the proxy intend to vote for an alternate designated by the current Board of Directors.

WILLIAM J. CONATY

Current Principal Occupation: President of Conaty Consulting LLC and Advisory Partner of Clayton, Dubilier & Rice, LLC

Goodyear Director Since: August 1, 2011

Current Goodyear Committee Assignments:

•	Compensation

•	Governance

Description of Business Experience:

Mr. Conaty served as Senior Vice President of Corporate Human Resources for General Electric Company from 1993 to 2007. He joined General Electric in 1967 and in his 40-year career, moved through a progression of leadership roles in the company’s transportation, aerospace and aircraft engines businesses. Following his retirement from General Electric, he formed Conaty Consulting LLC and joined Clayton, Dubilier & Rice as an advisory partner. He is also a trustee of Bryant University and Dartmouth-Hitchcock Hospital.

Mr. Conaty has extensive human resources, executive compensation and executive management experience from his long and successful tenure at General Electric. His skills in coaching and developing leaders and teams are an asset to both the Board of Directors and Goodyear, particularly with respect to talent development, succession planning, labor relations and executive compensation matters.

Other Public Company Directorships Held Since January 1, 2009:

•	Hewitt Associates (2008 — 2010)

Age: 68

 ELECTION OF DIRECTORS

JAMES A. FIRESTONE

Current Principal Occupation: Executive Vice President and President, Corporate Strategy and Asia Operations of Xerox Corporation

Goodyear Director Since: December 3, 2007

Current Goodyear Committee Assignments:

•	Audit

•	Finance (Chairman)

Description of Business Experience:

Mr. Firestone is an Executive Vice President of Xerox Corporation and has been President, Corporate Strategy and Asia Operations since January 1, 2014. Mr. Firestone was President, Corporate Operations from October 2008 to December 2013 and President of Xerox North America from October 2004 to September 2008. He has also served as head of Xerox’s channels group. Before joining Xerox in 1998, Mr. Firestone worked for IBM Corporation as general manager of the Consumer Division and for Ameritech Corporation as president of Consumer Services. He began his business career in 1978 with American Express, where during his 15-year tenure he ultimately rose to President, Travelers Cheques.

Mr. Firestone has extensive executive management experience in positions of increasing responsibility, including most recently as a senior executive officer of Xerox Corporation, which is of similar size and global complexity as Goodyear. He also has over 20 years of profit and loss management responsibility, as well as 15 years of international business experience while working in Japan and dealing with joint ventures. These experiences provide him with unique and valuable insights as a director of Goodyear, particularly with respect to operations and finance matters.

Other Public Company Directorships Held Since January 1, 2009:

•	The Nomura Partners Fund (2005 — present)

Age: 59

WERNER GEISSLER

Current Principal Occupation:  Vice Chairman, Global Operations of The Procter & Gamble Company

Goodyear Director Since: February 21, 2011

Current Goodyear Committee Assignments:

•	Audit

•	Corporate Responsibility and Compliance (Chairman)

 ELECTION OF DIRECTORS

Description of Business Experience:

Mr. Geissler has been Vice Chairman, Global Operations of The Procter & Gamble Company since August 2007 and was Group President, Central & Eastern Europe, Middle East and Africa from July 2004 to July 2007. He joined Procter & Gamble in 1979 and has held positions of increasing responsibility in various brand and general management and operations roles in Europe, the Middle East, Central Asia, Japan, Africa and the United States. He is also a member of the Supervisory Board and Audit Committee of the International Management Development Institute in Lausanne, Switzerland, a leading global institution for senior management education.

Mr. Geissler, a native of Germany, has deep executive management experience, including as a senior executive officer of Procter & Gamble, where he currently oversees Procter & Gamble’s extensive worldwide business operations. He has significant international business experience and profit and loss management responsibility. These experiences provide him with valuable insights as a director of Goodyear, particularly with respect to consumer marketing, and international, operations and finance matters.

Other Public Company Directorships Held Since January 1, 2009:

•	None

Age: 60

PETER S. HELLMAN

Current Principal Occupation: Retired. Formerly President and Chief Financial and Administrative Officer of Nordson Corporation

Goodyear Director Since: October 5, 2010

Current Goodyear Committee Assignments:

•	Audit (Chairman)

•	Finance

Description of Business Experience:

Mr. Hellman retired from Nordson Corporation, a designer, manufacturer and marketer of industrial equipment, in 2008 after a career of over 20 years with large, multinational companies in both financial and operating executive positions. Mr. Hellman was President and Chief Financial and Administrative Officer of Nordson Corporation from 2004 to January 2008 and Executive Vice President and Chief Financial and Administrative Officer from 2000 to 2004. Prior to joining Nordson in 2000, Mr. Hellman was with TRW Inc. for 10 years and held various positions, including President and Chief Operating Officer and Chief Financial Officer. Mr. Hellman also serves on the boards of several nonprofit organizations.

 ELECTION OF DIRECTORS

Mr. Hellman has significant financial reporting expertise due to his service as a Chief Financial Officer at both Nordson and TRW, providing him with the necessary skills to be Chairman of our Audit Committee, where he also qualifies as an “audit committee financial expert.” He also has extensive operational experience at both companies. In addition, Mr. Hellman has served on public company boards for over 19 years. Through his board and management experience, Mr. Hellman also has significant experience with corporate governance practices and legal and regulatory compliance issues. Mr. Hellman’s financial and operating experience, business leadership skills and board experience enable him to provide valuable contributions as a Goodyear director.

Other Public Company Directorships Held Since January 1, 2009:

•	Baxter International Inc. (2005 — present)

•	Owens-Illinois, Inc. (2007 — present)

•	Qwest Communications International Inc. (2000 — 2011)

Age: 64

RICHARD J. KRAMER

Current Principal Occupation: Chairman of the Board, Chief Executive Officer and President of Goodyear

Goodyear Director Since: February 22, 2010

Description of Business Experience:

Mr. Kramer joined Goodyear in March 2000 as Vice President — Corporate Finance, serving in that capacity as Goodyear’s principal accounting officer until August 2002, when he was elected Vice President, Finance — North American Tire. In August 2003, he was named Senior Vice President, Strategic Planning and Restructuring, and in June 2004 was elected Executive Vice President and Chief Financial Officer. Mr. Kramer was elected President, North American Tire in March 2007 and continued to serve as Chief Financial Officer until August 2007. In June 2009, Mr. Kramer was elected Chief Operating Officer and continued to serve as President, North American Tire until February 16, 2010. He was elected Chief Executive Officer and President effective April 13, 2010 and Chairman effective October 1, 2010. Prior to joining Goodyear, Mr. Kramer was with PricewaterhouseCoopers LLP for 13 years, including two years as a partner.

Mr. Kramer has been an executive officer of Goodyear for 14 years. Mr. Kramer has held several key positions at Goodyear and has had a critical role in creating our strategy and strengthening our leadership teams as Chief Executive Officer and previously as Chief Financial Officer and as President, North American Tire. Mr. Kramer’s deep knowledge of Goodyear, global markets, manufacturing, finance and accounting provides our Board with valuable perspectives that are necessary to advance Goodyear’s business and the interests of our shareholders.

 ELECTION OF DIRECTORS

Mr. Kramer does not serve on any Board committees.

Other Public Company Directorships Held Since January 1, 2009:

•	The Sherwin-Williams Company (April 2012 – present)

Age: 50

W. ALAN McCOLLOUGH

Current Principal Occupation: Retired. Formerly Chairman and Chief Executive Officer of Circuit City Stores, Inc.

Goodyear Director Since: April 10, 2007

Current Goodyear Board Assignments:

•	Lead Director

Current Goodyear Committee Assignments:

•	Audit

•	Compensation

Description of Business Experience:

Mr. McCollough joined Circuit City Stores, Inc., a consumer electronics retailer, in 1987 as general manager of corporate operations, and was named assistant vice president in 1989, president of central operations in 1991, and senior vice president of merchandising in 1994. He served as President and Chief Operating Officer from 1997 to 2000 and as President and Chief Executive Officer from 2000 to 2002. Mr. McCollough was elected Chairman, President and Chief Executive Officer of Circuit City in 2002 and served in those capacities until 2005. He remained Chief Executive Officer until February 2006 and Chairman until his retirement in June 2006.

Mr. McCollough has extensive senior executive management experience, particularly in operations and consumer merchandising and marketing. His experience as Chairman and Chief Executive Officer of Circuit City provides him with the necessary skills to be Lead Director and serve on our Audit Committee, where he also qualifies as an “audit committee financial expert.” Mr. McCollough’s past service as Chairman of Circuit City, as well as his current service on other public company boards of directors, provides us with important perspectives on corporate governance and executive compensation matters.

Other Public Company Directorships Held Since January 1, 2009:

•	La-Z-Boy Inc. (2007 — present)

•	VF Corporation (2000 — present)

Age: 64

 ELECTION OF DIRECTORS

JOHN E. McGLADE

Current Principal Occupation: Chairman, President and Chief Executive Officer of Air Products and Chemicals, Inc.

Goodyear Director Since: December 5, 2012

Current Goodyear Committee Assignments:

•	Corporate Responsibility and Compliance

•	Governance

Description of Business Experience:

Mr. McGlade has been Chairman, President and Chief Executive Officer of Air Products and Chemicals, Inc., a global provider of atmospheric, process and specialty gases, since March 2008. He joined Air Products in 1976 and held various positions of increasing responsibility, including as Group Vice President, Chemicals Group, and President and Chief Operating Officer. Mr. McGlade also serves on the board of directors of the American Chemistry Council.

Mr. McGlade has strong leadership skills and extensive management, international and operating experience, including as Chief Executive Officer of Air Products. He has also had responsibility for the environment, health, safety and quality function during his career at Air Products. These experiences provide him with unique and valuable insights as a director of Goodyear, particularly with respect to operations matters.

Other Public Company Directorships Held Since January 1, 2009:

•	Air Products and Chemicals, Inc. (2007 — present)

Age: 60

MICHAEL J. MORELL

Current Principal Occupation: Chief Executive Officer and President, Morell Consulting. Formerly Deputy Director of the Central Intelligence Agency

Goodyear Director Since: January 7, 2014

Current Goodyear Committee Assignments:

•	Audit

•	Corporate Responsibility and Compliance

 ELECTION OF DIRECTORS

Description of Business Experience:

Mr. Morell retired from the Central Intelligence Agency in 2013 following a 33-year career, including serving as Deputy Director from May 2010 to August 2013 and as Director for Intelligence from May 2008 to April 2010. He also served as Acting Director on two occasions. Mr. Morell has received numerous intelligence and defense awards for his service to the United States.

Mr. Morell has extensive leadership and management experience through his positions with the Central Intelligence Agency, a large and complex global government agency. He also possesses extensive knowledge of national security issues, such as cybersecurity, terrorism and political and economic instability, which directly impact global businesses. These experiences, combined with his strong critical thinking and problem solving skills, will make Mr. Morell a valuable contributor to the Board of Directors.

Other Public Company Directorships Held Since January 1, 2009:

•	None

Age: 55

RODERICK A. PALMORE

Current Principal Occupation:  Executive Vice President, General Counsel, Chief Compliance and Risk Management Officer, and Secretary of General Mills, Inc.

Goodyear Director Since: August 7, 2012

Current Goodyear Committee Assignments:

•	Finance

•	Governance (Chairman)

Description of Business Experience:

Mr. Palmore joined General Mills, a global manufacturer and marketer of food products, as Executive Vice President, General Counsel, Chief Compliance and Risk Management Officer, and Secretary in February 2008. From 1996 to 2008, he worked for Sara Lee Corporation in a variety of legal leadership roles, ultimately becoming Executive Vice President, General Counsel and Secretary. Prior to 1996, he worked at the U.S. Department of Justice and in private practice.

In his role at General Mills, he is responsible for the company’s worldwide legal activities, corporate ethics, compliance, and corporate security. Through his experience as general counsel of consumer

 ELECTION OF DIRECTORS

product public companies, in private practice and as an Assistant U.S. Attorney, Mr. Palmore has extensive experience in corporate governance and the legal issues facing Goodyear. In addition, his experience provides him with strong risk management skills. This broad business knowledge and public board experience, as well as his strong leadership skills, will be valuable assets to the Board of Directors.

Other Public Company Directorships Held Since January 1, 2009:

•	CBOE Holdings, Inc. (2000 — present)

Age: 62

STEPHANIE A. STREETER

Current Principal Occupation:  Chief Executive Officer of Libbey Inc.

Goodyear Director Since: October 7, 2008

Current Goodyear Committee Assignments:

•	Compensation

•	Governance

Description of Business Experience:

Ms. Streeter joined Libbey Inc., a producer of glass tableware products, as Chief Executive Officer on August 1, 2011. Previously, Ms. Streeter was with Banta Corporation, a provider of printing and supply chain management services, serving as President and Chief Operating Officer beginning in January 2001, and was elected Chief Executive Officer in 2002 and Chairman in 2004. She served as Chairman, President and Chief Executive Officer of Banta until its acquisition by R.R. Donnelley & Sons in 2007. Ms. Streeter also spent 14 years with Avery Dennison Corporation in a variety of product and business management positions, including as Group Vice President of Worldwide Office Products from 1996 to 2000. Ms. Streeter was a member of the board of directors of the United States Olympic Committee from 2004 to 2009, where she also served as Acting Chief Executive Officer from March 2009 to March 2010. She also serves on the board of Catalyst, a nonprofit organization.

Ms. Streeter has extensive senior executive management experience. Her experiences as Chief Executive Officer of Libbey, as Chairman, President and Chief Executive Officer of Banta and at Avery Dennison provide Ms. Streeter with an understanding of the operations and performance of public companies. Ms. Streeter’s service on several public company and nonprofit boards of directors also provide us with important insights on practices across a variety of industries.

 ELECTION OF DIRECTORS

Other Public Company Directorships Held Since January 1, 2009:

•	Libbey Inc. (2011 — present)

•	Kohl’s Corporation (2007 — present)

Age: 56

THOMAS H. WEIDEMEYER

Current Principal Occupation: Retired. Formerly Senior Vice President and Chief Operating Officer of United Parcel Service, Inc.

Goodyear Director Since: December 9, 2004

Current Goodyear Committee Assignments:

•	Compensation (Chairman)

•	Finance

Description of Business Experience:

Mr. Weidemeyer served as Senior Vice President and Chief Operating Officer of United Parcel Service, Inc., a transportation and logistics company, from January 2001, and as President and Chief Operating Officer of UPS Airlines from July 1994, until his retirement in February 2004. Mr. Weidemeyer became Manager of the Americas International Operation of UPS in 1989, and in that capacity directed the development of the UPS delivery network throughout Central and South America. In 1990, he became Vice President and Airline Manager of UPS Airlines and in 1994 was elected its President and Chief Operating Officer. Mr. Weidemeyer was a director of United Parcel Service from 1998 to 2003.

Mr. Weidemeyer has over 35 years of management and executive leadership experience. His logistics, finance and international management experience provides us with valuable insights on our supply chain and financial management practices, as well as our overall business. His service on other boards of directors also provides us with perspectives on issues facing companies in different industries.

Other Public Company Directorships Held Since January 1, 2009:

•	NRG Energy, Inc. (2003 — present)

•	Waste Management, Inc. (2005 — present)

Age: 66

 ELECTION OF DIRECTORS

MICHAEL R. WESSEL

Current Principal Occupation: President of The Wessel Group Incorporated

Goodyear Director Since: December 6, 2005

Current Goodyear Committee Assignments:

•	Corporate Responsibility and Compliance

Description of Business Experience:

Mr. Wessel has served as President of The Wessel Group Incorporated, a government and political affairs consulting firm, since May 2006. Prior to founding The Wessel Group, he served as Senior Vice President of the Downey McGrath Group, a government affairs consulting firm, from March 1999 to December 2005 and as Executive Vice President from January 2006 to April 2006.

Mr. Wessel is an attorney with over 30 years of experience as an economic and international trade policy advisor in Washington, D.C. Mr. Wessel has acted as an advisor to Congressman Richard Gephardt, both in the U.S. House of Representatives and to his presidential campaigns in 1987-88 and 2003-04, to the Clinton/Gore Transition Office in 1992 and 1993, and to Senator John Kerry’s presidential campaign in 2004. Mr. Wessel also serves as a Commissioner on the U.S.-China Economic and Security Review Commission, a position he has held since April 2001.

Mr. Wessel’s extensive experience with public policy matters and his government service, including as an advisor to former Majority Leader Gephardt and as an appointee on government commissions, provides us with valuable perspectives on public policy matters impacting trade, international economic affairs and other matters of importance to Goodyear.

Other Public Company Directorships Held Since January 1, 2009:

•	None

Age: 54

Mrs. Shirley D. Peterson was not nominated for re-election to the Board of Directors due to the retirement age provisions of Goodyear’s Corporate Governance Guidelines. Mrs. Peterson will be retiring from the Board at the Annual Meeting after ten years of distinguished service. Goodyear and the Board of Directors are deeply grateful to Mrs. Peterson for her leadership and guidance during her tenure on the Board.

Your Board of Directors unanimously recommends that shareholders vote FOR each of the nominees for director named in this Proxy Statement (Proxy Item 1).

 ADVISORY VOTE ON EXECUTIVE COMPENSATION

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

(ITEM 2 ON YOUR PROXY)

We are seeking your vote to approve, on an advisory (or non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement.

Our Compensation Discussion and Analysis (“CD&A”), which starts on page 22, describes our executive compensation program. We encourage you to read the CD&A before casting your vote.

The advisory resolution below, commonly known as a “say-on-pay” proposal, gives you the opportunity to express your views on our executive compensation program for our named executive officers. The “say-on-pay” proposal is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation policies, practices and plans described in this Proxy Statement.

The resolution is required by Section 14A of the Securities Exchange Act of 1934. The resolution is not intended to indicate your approval of the matters disclosed under the heading “Risks Related to Compensation Policies and Practices” or future “golden parachute” payments. We will seek shareholder approval of any “golden parachute” payments at the time of any transaction triggering such payments to the extent required by applicable law.

We ask you to vote “FOR” the following resolution which will be presented by the Board of Directors at the Annual Meeting:

“RESOLVED, that the shareholders of The Goodyear Tire & Rubber Company approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Shareholders.”

Although this proposal is an advisory vote that will not be binding on the Compensation Committee or the Board of Directors, the Compensation Committee will consider the results of this shareholder advisory vote and the changes, if any, to our executive compensation policies, practices and plans that may be warranted as a result of this vote. The Board of Directors has determined, consistent with the shareholders’ vote on the matter in 2011, to hold an advisory vote regarding the compensation of our named executive officers every year until the next vote on the frequency of such advisory votes, which is currently expected to occur at the 2017 Annual Meeting of Shareholders.

Your Board of Directors unanimously recommends that shareholders vote FOR the advisory resolution to approve the compensation of our named executive officers (Proxy Item 2).

 COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes the Company’s executive compensation philosophy and programs, focusing in particular on the Compensation Committee’s response to the say-on-pay vote and decisions about named executive officers (“NEOs”) in 2013.

Our NEOs for 2013 are:

Name	Title
Richard J. Kramer	Chairman, Chief Executive Officer and President
Laura K. Thompson	Executive Vice President and Chief Financial Officer*
Darren R. Wells	President, Europe, Middle East and Africa*
Gregory L. Smith	Senior Vice President, Global Operations
Stephen R. McClellan	President, North America
David L. Bialosky	Senior Vice President, General Counsel and Secretary

  *Mr. Wells previously served as Executive Vice President and Chief Financial Officer. As of December 1, 2013, Ms. Thompson began serving as Executive Vice President and Chief Financial Officer.

 COMPENSATION DISCUSSION AND ANALYSIS

CD&A TABLE OF CONTENTS

 COMPENSATION DISCUSSION AND ANALYSIS

For additional information regarding total segment operating income, a non-GAAP measure, including a reconciliation to income before income taxes, see Note to the Consolidated Financial Statements No. 7, “Business Segments” in our Annual Report for the year ended December 31, 2013 that accompanies this Proxy Statement.

 COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Company Performance Update

Record Segment Operating Income in 2013. We demonstrated disciplined strategy execution and made structural changes to our business over the past several years in the face of a challenging economic environment. These factors helped Goodyear deliver record segment operating income in 2013. We achieved this result while experiencing weak, but stabilizing, industry conditions in developed markets in 2013 as the economic recovery in Europe and the United States remained tentative.

Performance Highlights. The following summarizes key elements of the company’s performance in 2013.

Segment Operating Income (in millions)

Total Shareholder Return

$1,427 million	$738 million	$1,036 million	$.05/share

EBIT*	Net Income*	Total Cash Flow, Net of Debt*	Reinstated Quarterly Common Stock Dividend

Up 73%

Stock Price
*	As defined for purposes of our compensation plans in 2013

 COMPENSATION DISCUSSION AND ANALYSIS

Key Accomplishments in 2013
Record Segment Operating Income Performance	•	We delivered record total segment operating income of $1.58 billion – representing the third year in a row that we have achieved total segment operating income of more than $1.2 billion – the three best years in the Company’s 115-year history
	•	Operating income was at record levels in North America

Strong Cash Flow	•	We generated total cash flow, net of debt of $1 billion in 2013, up 45%

Dividend Payments	•	We reinstated our Common Stock dividend in 2013 as part of our shareholder return program

Clear Path Forward on Legacy Pension Liabilities	•	We froze and fully funded our U.S. salaried pension plans
	•	In early 2014, we fully funded our U.S. hourly pension plans, which will be frozen in April 2014
	•	These actions eliminate a long-standing legacy liability that drove volatility in earnings and cash flows

Elements of Executive Compensation

Compensation for NEOs is comprised of a mix of variable and fixed compensation that is strongly linked to company performance and targeted to the median of general industry survey data.

Main Compensation Elements			Performance Metrics
Base Salary	•	Cash	Fixed compensation, benchmarked below median
Annual Incentives	•	Annual Incentive Program (Paid in Cash)	EBIT
Operating Cash Flow
New Product Vitality
Manufacturing Productivity
Working Capital Excellence
Long-Term Incentives	•	Performance	Net Income
		Shares/Cash	Total Cash Flow, Net of Debt
	•	Stock Options	Total Shareholder Return

 COMPENSATION DISCUSSION AND ANALYSIS

Alignment of Pay and Performance

Goodyear’s executive compensation is strongly aligned to company performance and measurable financial metrics.

•	Target CEO pay is near the median of general industry survey data and our peer group

•	Over 90% of our CEO’s pay opportunity is performance based and over 75% is tied to stock price

•	Our CEO’s realized pay shows strong alignment to our stock price

2011-2013 CEO Realized Pay vs. Summary Compensation Table

(1) As reported in the Summary Compensation Table beginning at page 52 of this Proxy Statement.

(2) Realized pay includes base salary, annual incentive earned, long term incentive to be paid out and pre-tax compensation earned upon the exercise of stock options and vesting of stock awards regardless of when they were granted. For more information on our calculation of realized pay, see “Summary of Realized Pay Earned by Our Chief Executive Officer for 2011, 2012 and 2013” beginning at page 54 of this Proxy Statement.

 COMPENSATION DISCUSSION AND ANALYSIS

•

As a result of our operating and stock performance, payouts under our annual incentive plan ranged from 187% to 195% of target for our named executive officers. In addition, the performance targets for the 2013 performance periods under our 2011-2013, 2012-2014 and 2013-2015 long-term awards were exceeded and payouts ranging from 150% to 200% of target were approved for the applicable periods, subject to continued service and a relative total shareholder return modifier (which we refer to as the “TSR modifier” and which is described in more detail on page 42). Our stock out-performed 82% of the companies in the S&P 500 during the three-year period ending December  31, 2013, resulting in a TSR modifier of 1.2 times.

2013 Shareholder Engagement and Say on Pay Response

At our 2013 annual meeting, a majority of shareholders approved our say on pay proposal. However, just 56% of voting shareholders were in favor of the proposal, a disappointing result.

In an effort to better understand our investors’ perspective and thoughts regarding our executive compensation program, both our independent Lead Director and a team of our senior management engaged in a shareholder outreach initiative in 2013 and early 2014. We requested the opportunity to meet many of our top shareholders and we ultimately held one-on-one conversations with shareholders representing approximately 37% of our outstanding Common Stock as of December 31, 2013.

Our outreach meetings gave us the chance to highlight the strong operating performance delivered by the Company over the past several years and to make clear our commitment to the alignment of pay and performance. We also received important feedback on the design of our executive compensation program and suggestions for further program improvement. In some cases, we were able to clarify how our compensation program operates and to identify opportunities to improve the clarity of our disclosure. All of the shareholder feedback and suggestions that we received were reported to the Compensation Committee and the Board of Directors for its consideration.

Additionally, the Compensation Committee obtained feedback, advice and recommendations on improvements to our compensation program from its independent compensation consultant, F.W. Cook. The Compensation Committee also reviewed the Company’s performance, the compensation practices of its peers, compensation surveys and other materials regarding executive compensation.

 COMPENSATION DISCUSSION AND ANALYSIS

Program Adjustments in Response to Say on Pay

As a result of the investor feedback we received over the last few years and our own review process, our Compensation Committee made the following changes beginning in 2014:

Key Program Changes for 2014

Enhancing Long-Term Alignment of Pay for Performance	•

Even Weighting Over Performance Period. Three-year performance cycle will be evenly weighted (1/3, 1/3, 1/3) instead of 50%, 30%, 20% (to balance awards across each year in the three-year performance cycle). We will continue to set targets at the beginning of the three-year period.

•

TSR Modifier on Long-Term Payouts in Place. The TSR modifier was adopted in 2011 and applies to payouts for the first time in the three-year performance cycle ending in 2013 (builds stronger link to shareholder returns). The TSR modifier measures the relative performance of our Common Stock versus the S&P 500 (see page 42).

Diversifying Metrics Across Program	•

Short-Term. Change annual incentive metric from “operating cash flow” to “free cash flow from operations” (a key management metric for business performance) to better link compensation to the underlying cash generation of our business.

	•	Long-Term. Change long-term incentive metric from “total cash flow, net of debt” to “cash flow return on capital” (greater measurement of capital efficiency with long-term focus).

No Service Credit in Pension, Going Forward	•	Service Credit. No pension credit for newly hired executives to make up for service at prior employers. The company has not granted any pension credit since 2007.

Enhancing CD&A Disclosure	•	Investor Input. We have made significant revisions to the CD&A to enhance the clarity of our disclosure of the pay program, and have listened to investor feedback about how to improve disclosure.

 COMPENSATION DISCUSSION AND ANALYSIS

Diversified Performance Metrics. Following the changes we made for 2014, the mix of performance metrics will be as follows:

We believe that these changes, together with our existing compensation practices address feedback from our shareholders and have resulted in a compensation program that is consistent with our performance-based compensation philosophy and serves the long-term interests of our shareholders. That said, we will continue to seek feedback from our investors and consider ongoing enhancements of the program.

 COMPENSATION DISCUSSION AND ANALYSIS

Additional Recent Program Changes and Updates

In recent years, the Compensation Committee has adopted a number of best practices that are consistent with our performance-based compensation philosophy and serve the long-term interests of our shareholders:

Recent Program Changes and Updates

Strengthened Link to TSR	TSR modifier on long-term awards applies to 2011-2013 (and later) performance cycles

Double-Trigger Change-in-Control	Double-trigger change-in-control provisions in our change-in-control plan and our equity compensation plans, and eliminated walk-away rights

Reduced Potential Change-in-Control Payments	Reduced potential change-in-control payments by removing long-term cash awards from the calculation of cash severance

No Gross-Ups	Eliminated all tax gross-ups

No Repricing	No repricing of options without shareholder approval

Dividend Policy	No dividends or dividend equivalents on unearned performance-based equity awards

Strengthened Stockholding and Retention Policies	Robust stockholding guidelines for officers and directors, including stock retention provisions following the exercise of stock options or the vesting of other stock-based awards

No Hedging or Pledging	Prohibitions on the hedging and pledging of our Common Stock by officers, directors and employees

Clawback Policy	Robust clawback policy in place

 COMPENSATION DISCUSSION AND ANALYSIS

Independent Compensation Governance and Sound Governance Practices

Independent Committee	Compensation Committee consists only of independent Board members

Lead Independent Director	Lead Independent Director with clearly defined and robust responsibilities engaged with investors about executive compensation issues during 2013

Leading Independent Consultant	Engaged a leading independent compensation consultant to assist the Compensation Committee and Board in determining executive compensation and evaluating program design

Compensation Philosophy

The following core principles form the foundation of the compensation program for our executives, including the named executive officers:

Compensation Philosophy

First, compensation programs should motivate our executives to take actions that are aligned with our short- and long-term strategic objectives, and appropriately balance risk versus potential reward.

Second, as executives move to a greater level of responsibility, the percentage of their pay based on performance should increase to ensure the highest level of accountability to shareholders.

Third, performance pay should offer an opportunity for above average compensation when our performance exceeds our goals balanced by the risk of below average compensation when it does not.

Fourth, the percentage of total compensation paid in the form of equity should also increase as executives have increasing responsibility for corporate performance, thereby more closely aligning their interests with those of our shareholders.

 COMPENSATION DISCUSSION AND ANALYSIS

Components of Executive Compensation

We provide executive compensation and benefits that are market-competitive in which a large portion of the total opportunity is variable and tied to our performance and changes in shareholder value over a multi-year period. The key components of compensation provided to our executive officers and how each supports our compensation objectives are presented in the following table:

Component		Description		Objectives
Annual Compensation

Base Salary	•	Annual cash compensation	•	Provide an appropriate level of fixed compensation necessary to attract and retain employees

			•	Recognize and reward skills, competencies, experience, leadership and individual contribution

Annual Incentive Plans	•	Annual cash incentive based on corporate performance (corporate and/or operating unit performance measures) and individual performance.	•	Link annual cash compensation to attainment of key short-term performance goals:
• Across total company and operating units as measured primarily by achievement of annual operating goals
• By the individual as measured by achievement of specific strategic goals and demonstrated leadership traits
Long-Term Incentive Compensation

Stock Options	•	Provides opportunity to purchase stock at a fixed price over a ten-year period. Results in value only if stock price increases.	•	Link realized compensation over long-term to appreciation in stock price
			•	Facilitate retention
			•	Build executive stock ownership
			•	Align interests of management with those of shareholders

Performance-Based Awards	•	Long-term incentive program with award payouts tied to achievement of corporate goals over a three-year period, with performance targets for each year of the three-year period established on the grant date, subject to a relative total shareholder return modifier over that three-year period.	•	Link multi-year compensation to performance against key operational goals over a three-year period, as well as changes in share price on both an absolute and relative basis
			•	Facilitate retention
			•	Align interests of management with those of shareholders

	•	Payable in shares of Common Stock and cash

 COMPENSATION DISCUSSION AND ANALYSIS

Component		Description		Objectives
Retirement Programs

Qualified Retirement Plans	•	Post-retirement benefits	•	Necessary to attract and retain employees

Supplementary Pension Plan and Excess Benefit Plans	•	Additional retirement benefits	•	Facilitate attraction and retention of executive officers

			•	Provide for retirement replacement income, thereby facilitating an orderly succession of talent
Other Executive Benefits

Perquisites	•	Home security systems	•	Assure protection of officers

	•	Tire program	•	Enable officers to focus on Company business with minimal disruption
	•	Financial planning and tax preparation services
	•	Annual physical exams
	•	Limited use of company aircraft

Other Benefits	•	Medical, welfare and other benefits	•	Necessary to attract and retain employees

Compensation Decision-Making

The Compensation Committee undertakes ongoing review of our executive compensation policies, practices and plans to determine whether they are consistent with our compensation philosophy and objectives, and whether they need to be modified in light of changes in our business or the markets in general. The Compensation Committee meets periodically with the CEO to review compensation policies and specific levels of compensation paid to officers and other key personnel, and reports and makes recommendations to the Board regarding executive compensation policies and programs. In addition, the CEO annually makes recommendations to the Compensation Committee regarding salary adjustments and the setting of annual and long-term incentive targets and awards for officers other than himself, including the other named executive officers.

In determining the compensation of a named executive officer, the Compensation Committee considers various factors, including:

•	Company performance against corporate and operating unit objectives,
•	The Company’s relative shareholder return,
•	The compensation of officers with similar responsibilities at comparable companies,
•	Individual performance,
•	Current and future responsibilities,
•	Retention considerations,
•	The awards given to the named executive officer in past years, and
•

The relationship between the compensation to be received by the officer and the compensation to be received by the other named executive officers (which we refer to as “internal pay equity”), including comparing the relationship to that found at comparable companies.

 COMPENSATION DISCUSSION AND ANALYSIS

We generally target base salaries for our officers below median market rates, in the aggregate, consistent with the requirements of our master labor agreement with the United Steelworkers (the “USW Agreement”), and we target annual and long-term incentive compensation at rates that, on average, are at the median market rate. The actual positioning of target compensation relative to the median varies based on each executive’s experience and skill set, and generally results in executives who are new in their role being placed lower in the range and those with more experience being placed higher in the range. We emphasize variable compensation because it minimizes fixed expense associated with salary and enables total compensation to fluctuate directly with performance against operating goals and changes in share price. This approach aligns overall costs with performance and provides executives with a leveraged and attractive compensation opportunity that varies based on results.

The Compensation Committee generally sets “primary compensation,” which we define to include salary, annual cash incentives and long-term compensation, for the CEO and the other named executive officers as follows:

Long-term compensation is delivered through grants of long-term performance-based incentive awards that are payable in shares of Common Stock and cash, and stock options. The mix of long-term compensation between cash-based long-term incentives, performance shares and stock options is based, in part, on the market value of our Common Stock, the number of shares available for grant under our shareholder-approved equity compensation plans, and considerations relating to managing the dilutive effect of share-based awards. These factors impact our ability to use stock-based compensation to deliver a specified level of targeted compensation opportunity.

The Compensation Committee considered the economic and tire industry environment when it established our 2013 executive compensation program in February 2013. The performance targets established under our annual and long-term incentive plans would be achieved, at the target performance level, if we successfully executed our operating plan for 2013 and the 2013-2015 performance cycle. The achievement of the performance targets would mean we had successfully met the significant challenges posed by continuing weak economic conditions, were a stronger competitor and were poised for future growth. Each performance objective has a target level as well as a threshold and maximum level, which are determined based on the perceived difficulty of the established targets and actual results for those measures in prior years.

 COMPENSATION DISCUSSION AND ANALYSIS

For further information regarding the Compensation Committee and its authority and responsibilities, see “Corporate Governance Principles and Board Matters – Compensation Committee” at page 5.

Role of Compensation Consultant

The Compensation Committee has the authority to retain outside advisors, including compensation consultants, to assist it in evaluating actual and proposed compensation for our officers. During 2013, the Compensation Committee retained F.W. Cook as its independent compensation consultant.

As part of its engagement, F.W. Cook reviewed our executive compensation peer group and conducted a competitive analysis of compensation for the named executive officers as well as our operational and stock price performance relative to the peer group. F.W. Cook also assisted the Committee with a variety of other issues, including setting CEO compensation, compensation related to leadership succession activities, and the design and establishment of performance goals under our variable incentive plans.

In addition, F.W. Cook reviewed and provided recommendations regarding our non-management director compensation program and made a presentation to the full Board on trends and regulatory developments in executive compensation. A representative of F.W. Cook regularly attends Compensation Committee meetings. F.W. Cook works with Goodyear management only under the direction of the Compensation Committee and does not provide any other advice or consulting services to the Company.

Benchmarking of Primary Compensation

As noted above, the Compensation Committee generally targets primary compensation levels for named executive officers at median market rates. For these purposes, the Compensation Committee has determined market rates by considering two sources:

•

Proxy statements of 17 peer companies with annual revenues at the time of the analysis ranging from $10.1 billion to $60.4 billion and median revenues of $16.9 billion (for 2013, we had revenues of $19.5 billion); and

•	Broad-based compensation surveys published from time to time by national human resources consulting firms.

For 2013 compensation decisions, the peer group noted above consisted of:

• 3M Company	• Johnson Controls, Inc.

• Caterpillar Inc.	• Lear Corporation

• Cummins Inc.	• PACCAR Inc.

• Deere & Co.	• Parker-Hannifin Corporation

• E.I. du Pont de Nemours and Co.	• PPG Industries, Inc.

• Eaton Corporation plc	• Stanley Black & Decker, Inc.

• Honeywell International Inc.	• TRW Automotive Holdings Corp.

• Illinois Tool Works Inc.	• Whirlpool Corporation

• Ingersoll-Rand plc

 COMPENSATION DISCUSSION AND ANALYSIS

This peer group was selected because the companies, as a whole, represent organizations of comparable size and complexity with which we compete for executive talent. The peer group includes companies in similar industries with comparable business models and global reach. It does not include other companies in the tire industry because no other U.S.-based tire company is similar in size and complexity to us, and non-U.S.-based tire companies do not publish comparable compensation information.

The Compensation Committee strongly believes that performance should be the primary basis on which compensation decisions are made. At the same time, the Compensation Committee believes that our peer group should reflect the fact that our executive officers are responsible for managing a larger and more complex enterprise relative to that of many other publicly traded companies with a larger market capitalization. Accordingly, for 2013 compensation decisions, the Compensation Committee reviewed the composition of the peer group using the following criteria: (1) companies with which we compete for executive talent; (2) size, including revenues, market capitalization and enterprise value; (3) global manufacturing focus; (4) industry focus, particularly companies in the automotive industry; (5) consumer branded product companies; and (6) number of employees. As a result of that review, the Compensation Committee did not make any changes to our peer group. The Compensation Committee may make changes in the peer group from time to time based on the criteria described above or other relevant factors.

Data with respect to comparable elements of primary compensation is compiled for the peer group of companies described above from available sources, including, in most cases, the most recently available annual proxy statements and other SEC filings that address executive compensation matters.

Elements of Compensation

Annual Compensation

2013 Base Salary Decisions

None of our named executive officers received a base salary increase in 2013, other than Ms. Thompson and Mr. Wells. Ms. Thompson’s base salary increased from $315,000 to $475,000, effective December 1, 2013, due to her promotion to Executive Vice President and Chief Financial Officer. Mr. Wells received a base salary increase of 6.2%, effective December 1, 2013, due to his new role as President, Europe, Middle East and Africa. Salaries of the named executive officers in 2013 were an average of 10% lower than the median indicated by the salary guidelines described above, consistent with the USW Agreement.

2013 Annual Cash Incentive Payouts

For 2013, the performance objectives under our annual incentive plans were as follows:

•	Corporate officers: (i) 40% based on Goodyear’s EBIT (“Corporate EBIT”); (ii) 40% based on Goodyear’s operating cash flow and (iii) 20% based on the operating drivers described below.

•

Officers of our four operating units: (a) 60% on that operating unit’s results as follows: (i) 40% based on the operating unit’s EBIT (“Operating Unit EBIT”); (ii) 40% based on the operating unit’s operating cash flow; and (iii) 20% based on the operating drivers described below; and (b) 40% on

 COMPENSATION DISCUSSION AND ANALYSIS

overall company results as described in the preceding bullet point. We believe these weightings hold our operating unit executives most accountable for financial results in the areas where they have the most control and influence, but also motivate them to work cooperatively with other operating units to maximize results for the entire Company.

The Compensation Committee used Corporate EBIT and Operating Unit EBIT to measure our results of operations and operating cash flow to measure our liquidity, which enables us to provide funding for dividends and share repurchases, investments in future growth, pension prefunding, debt repayments and restructuring actions. The Compensation Committee also emphasized the balance between profitability and liquidity by equally weighting EBIT and operating cash flow.

“EBIT,” as defined in our annual incentive plans, means the Company’s net sales, less cost of goods sold and selling, administrative and general expenses, excluding the effects of charges for restructurings, accelerated depreciation, discontinued operations, extraordinary items, other unusual or non-recurring items, and the cumulative effect of tax or accounting changes. “Operating cash flow,” as defined in our annual incentive plans, means cash flow from operations and investing activities, each excluding foreign currency exchange, less the change in restricted cash, dividends paid to minority interests in subsidiaries, and certain cash payments related to restructuring actions. Our “EBIT” and “operating cash flow” targets and results do not include the net effects of actions taken to implement our strategy to fully fund our frozen U.S. pension plans.

In 2013, the Compensation Committee established the following operating drivers that were consistent with our annual operating plan and are tied to the achievement of important strategic objectives that drive the success of our business:

Strategic Objective	Operating Driver

Market-Back Innovation Excellence Target Profitable Market Segments	New Product Vitality – Meet goals for the proportion of branded replacement tire sales volume from products launched in the last four years.

Operational Excellence	Manufacturing Productivity – Achieve $200 million in cost reductions from improvements in labor, overhead and utilities costs and raw material cost productivity.

Enabling Investments	Working Capital Excellence – Achieve an average ratio of working capital to net sales of 15.6%.

The table below shows the performance objectives and corresponding earn out percentages for 2013 under our annual incentive plans.

	Payout Under Annual Incentive Plans
	50%	100%	200%
Overall Company Performance Objectives (2013):
Corporate EBIT	$1,050 million	$1,295 million	$1,475 million
Operating cash flow	$ (175) million	$ 25 million	$ 225 million

The Compensation Committee determined that the operating cash flow objectives were appropriate given our planned capital expenditures of $1.0 billion to $1.2 billion, which enable us to take advantage

 COMPENSATION DISCUSSION AND ANALYSIS

of future growth opportunities, anticipated required global pension contributions of approximately $300 million, interest expense of $365 million to $390 million, working capital expenditures of up to $100 million, and estimated tax payments. Overall, the Compensation Committee believed the performance objectives reflected a significant stretch for the Company given the financial and operating challenges presented by the uncertain economic environment.

Overall Company performance is relevant for determining the annual incentive payments for Messrs. Kramer, Wells, Smith and Bialosky and Ms. Thompson (for one month). North America’s performance is relevant for determining the annual incentive payments for Mr. McClellan and Ms. Thompson (for 11 months).

In February 2014, the Compensation Committee reviewed actual results for 2013 with respect to achievement of the company-wide and operating unit performance objectives.

	Target	Actual Results	Payout Percentage
Overall Company Performance (2013):
Corporate EBIT	$1,295 million	$1,427 million	173%
Operating cash flow	$ 25 million	$ 649 million	200%

The North America operating unit exceeded both its maximum Operating Unit EBIT and maximum operating cash flow targets.

The Committee also assessed whether our performance against the operating drivers was below, at or above target. The Committee determined that we exceeded all three operating drivers. In reaching that conclusion, the Committee considered, among other things, the following achievements by the Company and the contributions of each operating unit to those achievements:

•	Exceeding our goal for the proportion of branded replacement tire sales volume coming from products launched in the last four years by over 5%.

•	Achieving approximately $233 million of manufacturing productivity cost savings versus a goal of $200 million.

•	Achieving an average ratio of working capital to net sales of 13.0% versus a goal of 15.6%.

Since the overall company and North America operating unit performance targets were exceeded, the Committee determined that the operating driver performance should mirror the calculated performance using the financial performance measures. In reaching these decisions, the Committee considered whether the performance under the financial performance measures and the operating drivers were appropriately aligned, and concluded that they were.

The Compensation Committee reviewed its assessment of the CEO’s performance and the CEO’s assessment of each of the other named executive officer’s performance during 2013, and their respective contributions to our results. In particular, the Compensation Committee considered the CEO’s contributions to the achievement of:

•	Record segment operating income.

•	Strong working capital management, which drove strong cash flow performance.

 COMPENSATION DISCUSSION AND ANALYSIS

•	Continued progress on operational excellence initiatives, including $233 million of manufacturing productivity cost savings.

•	Continued strong momentum in innovation.

•	Reinstatement of the dividend on our Common Stock.

•	Strong execution of our pension strategy.

•	Successful negotiation of a new labor agreement with the United Steelworkers.

•	Continued strengthening of our leadership team.

The CEO and the Compensation Committee also considered the contributions of the other named executive officers in furthering the Company’s strategic initiatives described in the preceding bullet points.

The Compensation Committee then established an aggregate incentive pool for all officers, and determined the payout for each officer. In this process, the officer’s target incentive amount is first multiplied by the same percentage used to determine the applicable portion of the aggregate incentive pool. (For example, if the portion of the aggregate incentive pool applicable to such officer, e.g., overall company, is funded at 150% of the aggregate target incentive amount, the officer’s individual payout initially would be set at 150% of his individual incentive target.) Then, the CEO assesses the officer’s individual performance and contributions towards Company goals and makes his recommendations with respect to individual payout amounts to the Compensation Committee, which considers the CEO’s recommendations and determines the final payouts. The Compensation Committee undertakes the same process for the CEO and makes the determination as to the final payout amount for the CEO. Officers can earn between 0% and 200% of their target incentive, but the total payout for all officers may not exceed the aggregate incentive pool.

The Compensation Committee approved the following awards for our named executive officers under our annual incentive plans:

Name	Target Award ($)	Actual Award ($)	Actual Award as a % of Target Award
Kramer	$1,575,000	$2,945,250	187%
Thompson(1)	299,108	580,194	194%
Wells	570,000	1,065,900	187%
Smith	472,500	883,575	187%
McClellan	475,000	926,250	195%
Bialosky	432,000	807,840	187%

(1)	Ms. Thompson was promoted to Executive Vice President and Chief Financial Officer effective December 1, 2013. She previously served as Vice President, Finance, North America.

 COMPENSATION DISCUSSION AND ANALYSIS

Long-Term Compensation

2013 Grants of Performance-Based Incentives

The Compensation Committee granted long-term performance-based incentives in February 2013 that have the following characteristics:

•	The awards will be payable 15% in shares of Common Stock and 85% in cash.

•

The payout is based on results over a three-year performance cycle, with performance targets for each year of the three-year period established on the grant date in order to provide greater accountability for long-term results, weighted 50% for the first year, 30% for the second year and 20% for the third year. Beginning in 2014, the three-year performance cycle will be evenly weighted (1/3 each year), which balances awards across each year in the three-year performance cycle.

•	The payout can range from 0% to 200% for the 2013-2015 performance cycle based on actual results (and assuming the recipient remains continuously employed by us through the entire three-year period).

•	The payout can increase or decrease up to 20% (up to a maximum payout of 200%) based on our total shareholder return versus the S&P 500 over the three-year period ending December 31, 2015.

The performance criteria for the 2013, 2014 and 2015 performance periods for the 2013-2015 performance cycle are, consistent with our strategic plan, based 50% on net income and 50% on total cash flow, net of debt, providing a balanced emphasis on profitability and liquidity. Results will be based on our consolidated performance, with no award tied to business unit performance. In this manner, the plan balances performance measures used under our annual incentive plans and reinforces the need for teamwork among executives. Net income is used as a measure to focus on improvement in profitability. Cash flow focuses on our efforts to manage the cash requirements associated with our business, including our debt and pension obligations, and our efforts to improve our capital structure and provide funding for dividends and share repurchases and investments in future growth. Adjusting for net debt provides incentive to reduce our obligations, including our debt and pension obligations. The amount of debt that is netted out is equal to the change in our total debt and our cash and cash equivalents, as adjusted for our pension contributions.

“Net income,” as defined in our long-term incentive plans, means the Company’s net income, excluding charges for restructurings, accelerated depreciation, and the cumulative effect of accounting changes. Our “net income” targets and results also exclude (1) the net foreign currency remeasurement loss resulting from the devaluation of the Venezuelan currency and (2) significant tax benefits. Our 2013 “net income” for purposes of our long-term incentive plans was calculated as follows:

Goodyear net income (as reported)	$629
Restructuring charges	58
Net remeasurement loss due to Venezuelan currency devaluation	92
Significant tax benefits	(41)

Net income (for compensation plans)	$738

 COMPENSATION DISCUSSION AND ANALYSIS

“Total cash flow, net of debt,” as defined in our long-term incentive plans, means cash flow from operations and investing activities, each excluding foreign currency exchange, less the change in restricted cash, dividends paid to minority interests in subsidiaries, cash payments related to restructuring actions and pension funding, and the cumulative effect of accounting changes. Our “total cash flow, net of debt” targets and results also exclude the net effects of actions taken (1) to implement our strategy to fully fund our frozen U.S. pension plans and (2) to mitigate the impact of a devaluation of the Venezuelan currency.

The TSR modifier was first introduced in 2011 for the 2011-2013 performance cycle. The TSR modifier measures the relative performance of our Common Stock versus the S&P 500 over the three-year performance cycle of our long-term incentive awards, and is calculated based on the trailing two-month average closing price for our Common Stock and the S&P 500 (as in existence at the end of the period), assuming the reinvestment of dividends. The TSR modifier will cause the payout of our long-term incentive awards to increase or decrease up to 20% (up to a maximum payout of 200%) as follows:

Goodyear Common Stock vs. S&P 500 (1)	TSR Modifier
≥ 75th Percentile	1.2 times
= 50th Percentile	1.0 times
≤ 25th Percentile	0.8 times

(1)	Results between these performance levels will be interpolated.

The table below shows the aggregate value of the long-term performance-based incentives granted to each of our named executive officers for the 2013-2015 performance cycle at the target award opportunity, as well as the amount payable in shares of Common Stock and cash.

Name	Aggregate Target Award ($)(1)	Portion Payable in Shares (# of Shares)	Portion Payable in Cash ($)
Kramer	$6,205,415	67,796	$5,280,000
Thompson	702,300	5,897	600,000
Wells	1,409,772	15,063	1,200,000
Smith	1,126,845	12,311	958,800
McClellan	934,339	10,208	795,000
Bialosky	1,043,637	11,402	888,000

(1)	Reflects the target amount of the award opportunity for the cash portion of the award plus the grant date fair value for the equity portion.

 COMPENSATION DISCUSSION AND ANALYSIS

Performance for the 2013 Performance Period

The table below shows the performance goals, actual results and payout percentages for the 2013 performance period applicable to the 2011-2013, 2012-2014 and 2013-2015 performance cycles.

	2013 Performance Period Net Income
Performance Cycle	Threshold	Target	Maximum	Actual Results	Payout Percentage
2011-2013 (1)	$200 million	$505 million	$568 million	$738 million	150%
2012-2014 (2)	180 million	600 million	695 million		200%
2013-2015 (3)	200 million	505 million	630 million		200%

	2013 Performance Period Total Cash Flow, Net of Debt
Performance Cycle	Threshold	Target	Maximum	Actual Results	Payout Percentage
2011-2013 (1)	$200 million	$400 million	$500 million	$1,036 million	150%
2012-2014 (2)	310 million	510 million	710 million		200%
2013-2015 (3)	200 million	400 million	600 million		200%

(1)	For the 2011-2013 awards, each year was weighted evenly (33%), goals were set at the beginning of each year and the maximum payout was 150% of the target award opportunity.

(2)	For the 2012-2014 awards, each year was weighted 50%, 30%, 20% (2013 = 30%), goals were set on the grant date and the maximum payout was 200% of the target award opportunity.

(3)	For the 2013-2015 awards, each year was weighted 50%, 30%, 20% (2013 = 50%), goals were set on the grant date and the maximum payout was 200% of the target award opportunity.

The goals for total cash flow, net of debt, reflected planned capital investments of $1.0 billion to $1.2 billion, anticipated required global pension contributions of approximately $300 million, interest expense of $365 million to $390 million, working capital expenditures of up to $100 million, and estimated tax payments.

During the 2013 performance period, we faced a number of challenges and took action to meet those challenges, as discussed above under the heading “Executive Summary.” As a result, we exceeded our maximum total cash flow, net of debt targets for the 2013 performance period due to our efforts to manage cash flow during the performance period, particularly with respect to working capital which was a benefit of $415 million in 2013, and exceeded our net income target for the 2013 performance period primarily due to our continued focus on profitable targeted market segments, the net effect of raw material costs and price and product mix, cost saving actions that exceeded general inflation, and other strategic initiatives we implemented in response to global economic conditions.

Based on the results during the 2013 performance period, the Compensation Committee approved earnings on the long-term incentive awards for such period in an amount equal to 150% of the target amount for 2011-2013 awards and 200% of the target amount for 2012-2014 and 2013-2015 awards. The payout of these amounts is contingent upon the named executive officer’s continued service during the related three-year performance cycle, except in the case of certain events, such as retirement, death, disability or severance following a change-in-control.

 COMPENSATION DISCUSSION AND ANALYSIS

The table below shows amounts earned by each of the named executive officers in respect of their long-term incentive grants for the 2013 performance period with respect to their 2011-2013 awards, which represents one-third of the three-year target award opportunity:

	Target Award	Actual Award
Name	($)	($)(1)
Kramer	$1,276,134	$1,914,203
Thompson	78,300	117,450
Wells	416,666	625,006
Smith	309,366	464,047
McClellan	221,600	332,400
Bialosky	290,434	435,653

(1)	Payable subject to a three-year relative total shareholder return modifier. See “Impact of TSR Modifier and Payout of 2011-2013 Long-Term Incentive Awards” below.

The table below shows amounts earned by each of the named executive officers in respect of their long-term incentive grants for the 2013 performance period with respect to their 2012-2014 awards, which represents 30% of the three-year target award opportunity:

Name	Aggregate Target Award ($)	Portion of Actual Award Payable in Cash ($) (1)	Portion of Actual Award Payable in Shares (# of Shares) (1)
Kramer	$1,585,951	$2,700,000	34,775
Thompson	84,583	144,000	1,854
Wells	373,331	635,580	8,186
Smith	325,059	556,860	6,872
McClellan	229,736	398,880	4,465
Bialosky	305,332	522,780	6,476

(1)	Payable contingent on continued service through December 31, 2014 and subject to a three-year relative total shareholder return modifier.

The table below shows amounts earned by each of the named executive officers in respect of their long-term incentive grants for the 2013 performance period with respect to their 2013-2015 awards, which represents one-half of the three-year target award opportunity:

Name	Aggregate Target Award ($)	Portion of Actual Award Payable in Cash ($) (1)	Portion of Actual Award Payable in Shares (# of Shares) (1)
Kramer	$3,102,708	$5,280,000	67,796
Thompson	340,254	600,000	5,898
Wells	702,812	1,200,000	15,064
Smith	563,429	958,800	12,312
McClellan	467,170	795,000	10,208
Bialosky	521,819	888,000	11,402

(1)	Payable contingent on continued service through December 31, 2015 and subject to a three-year relative total shareholder return modifier.

 COMPENSATION DISCUSSION AND ANALYSIS

Impact of TSR Modifier and Payout of 2011 - 2013 Long-Term Incentive Awards

Our stock out-performed 82% of the companies in the S&P 500 during the three-year period ending December 31, 2013, resulting in a TSR modifier of 1.2 times. See page 42 for more information on the calculation of the TSR modifier.

The Compensation Committee approved the payout of shares of Common Stock and cash to the named executive officers with respect to the 2011-2013 performance cycle as follows.

	Cash Payout
Name	2011 Performance Period (1)	2012 Performance Period (2)	2013 Performance Period	Impact of TSR Modifier	Total Payout of 2011-2013 Awards
Kramer	$1,914,200	$1,799,348	$1,914,203	$1,125,550	$6,753,301
Thompson	117,600	110,403	117,450	69,091	414,544
Wells	625,000	587,500	625,006	367,501	2,205,007
Smith	464,050	436,207	464,047	272,861	1,637,165
McClellan	332,400	312,456	332,400	195,451	1,172,707
Bialosky	435,650	409,511	435,653	256,162	1,536,976

	Shares Payout
Name	2011 Performance Period (# of Shares) (1)	Impact of TSR Modifier (# of Shares)	Total Payout of 2011-2013 Awards (# of Shares)
Kramer	65,779	13,156	78,935
Thompson	4,188	837	5,025
Wells	17,523	3,504	21,027
Smith	16,261	3,252	19,513
McClellan	11,182	2,237	13,419
Bialosky	13,698	2,739	16,437

(1)	Previously reported in 2011 Summary Compensation Table and Proxy Statement dated March 12, 2012.
(2)	Previously reported in 2012 Summary Compensation Table and Proxy Statement dated March 18, 2013.

2013 Stock Option Grants

Stock options granted in 2013 have the following terms:

•	options vest in equal, annual installments over a four-year period;

•	options have a ten-year term; and

•	the exercise price is equal to the closing market price of our Common Stock on the date of grant.

All options granted to named executive officers during 2013 were non-qualified stock options. The portion of long-term compensation provided in the form of stock option grants each year is determined based on the number of available options under our equity compensation plans, as well as market data on long term-compensation. We use a Black-Scholes valuation model to determine the number of stock options needed to provide the desired value consistent with overall median market compensation.

 COMPENSATION DISCUSSION AND ANALYSIS

The table below shows the aggregate grant date fair value and the number of stock options granted to each of our named executive officers in 2013.

Name	Aggregate Grant Date Fair Value ($)	Number of Stock Options (#)
Kramer	$2,640,000	442,211
Thompson	318,918	42,249
Wells	599,992	98,369
Smith	479,397	80,301
McClellan	397,495	66,582
Bialosky	443,995	74,371

Restricted Stock Awards

In December 2013, the Compensation Committee granted 40,000 restricted stock units to Ms. Thompson and 25,000 restricted stock units to each of Messrs. Smith and McClellan. The restricted stock units will vest and convert into shares of Common Stock three years from the date of grant (in December 2016). The Compensation Committee made the grant to Ms. Thompson due to her election as Executive Vice President and Chief Financial Officer and made the grants to Messrs. Smith and McClellan in consideration of their respective contributions to Goodyear and importance to Goodyear in the future. The Compensation Committee believes that restricted stock links executives to the results earned by shareholders and builds executive stock ownership.

Retirement Benefits

We provide our named executive officers with retirement benefits under both tax-qualified and non-qualified retirement plans. Tax-qualified plan benefits are pursuant to a defined benefit pension plan, the Goodyear Salaried Pension Plan (the “Salaried Plan”), which was frozen effective December 31, 2008, and a defined contribution plan, the Goodyear Employee Savings Plan for Salaried Employees (the “Savings Plan”). Non-qualified plan benefits are pursuant to an unfunded defined benefit plan, the Goodyear Supplementary Pension Plan (the “Supplementary Plan”). We also maintain a non-qualified unfunded defined benefit Excess Benefit Plan, which was also frozen effective December 31, 2008, that pays an additional pension benefit over that paid from the Salaried Plan if a participant does not meet the eligibility requirements of the Supplementary Plan. For all employees who do not meet the eligibility requirements of the Supplementary Plan, there is also a corresponding non-qualified defined contribution Excess Benefit Plan that mirrors the retirement contributions feature of the Savings Plan.

None of the named executive officers, other than Ms. Thompson, are currently eligible to receive a benefit under the Supplementary Plan because they have not met the age and service requirements of the Supplementary Plan. Messrs. Kramer, Wells and McClellan and Ms. Thompson will receive benefits from the frozen Salaried Plan, and Messrs. Kramer, Wells and McClellan will receive benefits from the frozen defined benefit Excess Benefit Plan upon termination prior to retirement eligibility. Mr. McClellan will also receive a benefit from the Wingfoot Commercial Tire Systems, LLC Supplemental Retirement Plan, an unfunded non-qualified defined benefit plan sponsored by Wingfoot Commercial Tire Systems, LLC, a wholly-owned subsidiary of the Company at which Mr. McClellan previously held an executive position. Messrs. Bialosky and Smith are not eligible to participate in the Salaried Plan or the defined benefit Excess Benefit Plan. Participants in the Savings Plan, including all of the named executive officers, are currently eligible to receive Company matching contributions and retirement contributions.

 COMPENSATION DISCUSSION AND ANALYSIS

The Supplementary Plan provides additional pension benefits to officers and certain other key individuals identified by the Compensation Committee. All of the named executive officers participate in the Supplementary Plan. The Committee believes supplemental executive retirement plans such as the Supplementary Plan are an important part of executive compensation and are utilized by many large companies that compete with the Company for executive talent. Retirement benefits, including those provided through a supplemental executive retirement plan, are essential to attracting, motivating and retaining talented executives with a history of leadership and to providing retirement replacement income. Retirement benefits are an important factor in an executive’s decision to accept or reject a new position. In 2013, the Compensation Committee determined, consistent with its past practice, to adopt a policy prohibiting the grant of additional service credit in the Supplementary Plan for newly hired officers and other key employees.

For more information regarding the terms of these plans and the named executive officers’ accrued benefits under these plans, see “Defined Contribution Plan Benefits” at page 61 and “Pension Benefits” at page 62.

Severance and Change-in-Control Benefits

In February 2013, we amended our Executive Severance Plan (the “Executive Severance Plan”) to provide for the payment of severance benefits to our officers, including all of the named executive officers, if their employment is terminated under certain circumstances during certain periods before or within two years following a change-in-control of the Company. The amendment replaced benefits that were previously provided under the Continuity Plan for Salaried Employees. In amending the Executive Severance Plan, we eliminated (a) excise tax gross-up provisions for all officers and (b) the right of any officer to voluntarily terminate their employment following a change-in-control and receive severance benefits other than in the case of Good Reason (as defined in the Executive Severance Plan).

The Executive Severance Plan is designed to attract, retain and motivate officers, provide for stability and continuity in the event of an actual or threatened change-in-control, and ensure that our officers are able to devote their full time and attention to the Company’s operations in the event of an actual or threatened change-in-control.

The Executive Severance Plan and the related change-in-control triggers (commonly referred to as “double triggers”) generally provide for the payment of severance benefits if employment is terminated under certain circumstances during certain periods before or within two years following a change-in-control of the Company. The change-in-control triggers in our equity compensation plans are substantially similar to those in the Executive Severance Plan. We selected the specific change-in-control triggers used in the Executive Severance Plan and our equity compensation plans, such as the acquisition of 20% or more of Goodyear’s Common Stock, a significant change in the composition of the Board of Directors or the acquisition of actual control of Goodyear, based upon our review of market practices, including provisions included in similar agreements of other public companies. Based upon that review, we determined that the terms and conditions of the Executive Severance Plan, including the specific change-in-control triggers were consistent with market practices.

The Executive Severance Plan also continues to provide severance benefits to our officers, including each of the named executive officers, if their employment is terminated by us other than for Cause (as defined in the Executive Severance Plan), death or disability, and other than in connection with a change-in-control.

 COMPENSATION DISCUSSION AND ANALYSIS

To be eligible to receive benefits under the Executive Severance Plan, an officer must execute a release and agree, among other things, to certain confidentiality, non-disparagement, non-solicitation and non-competition covenants.

The Compensation Committee believes that our severance benefits are in the best interests of the Company and our shareholders, are a necessary component of a competitive compensation program, and are in line with severance benefits in place at other companies.

For additional information regarding the terms of the Executive Severance Plan and benefits payable under that plan, see “Potential Payments Upon Termination or Change-in-Control” at page 66.

Perquisites

We provide certain executive officers, including our named executive officers, with limited personal benefits and perquisites, as described below and in footnote 5 to the Summary Compensation Table at page 54. The Compensation Committee has reviewed and approved the perquisites described below. The Compensation Committee recognizes that these perquisites are an important factor in protecting our executive officers and in enabling them to focus on our business with minimal disruption. We do not provide any tax reimbursements to our executive officers for any of the perquisites we provide them.

Home Security Systems. We pay for the cost of home security systems for a limited number of executive officers in order to enhance their safety and protect our investment in them. We cover the cost of installation, monitoring and maintenance for these systems.

Use of Company Aircraft. In limited circumstances, executive officers are permitted to use our company aircraft for personal travel. In these circumstances, the executive is required to reimburse us for a portion of the cost of such use in an amount determined using the Standard Industry Fare Level.

Tire Program. We offer our executive officers and Board members the opportunity to receive up to two sets of tires per year at our expense, including the cost of tires, mounting, balancing and disposal fees.

Financial Planning and Tax Preparation Services. We offer financial assistance to our executive officers to help them cover the cost of financial planning and tax preparation services. In providing this benefit, we seek to alleviate our executives’ concern regarding personal financial planning so that they may devote their full attention to our business. The maximum annual cost to the Company under this program is $9,000 per officer.

Club Memberships. We pay the annual dues for a corporate club membership that is available to Messrs. Kramer and McClellan. None of the other named executive officers utilize this corporate club membership. The membership is intended to be used primarily for business purposes, although members may use the club for personal purposes so long as they pay all incremental costs, other than the annual dues, related to that personal use.

Annual Physical Exams. We strongly encourage our executive officers to have an annual comprehensive physical examination which we pay for in order to enhance their physical well-being and protect our investment in them.

 COMPENSATION DISCUSSION AND ANALYSIS

Executive Deferred Compensation Plan

The Goodyear Executive Deferred Compensation Plan (the “Deferred Compensation Plan”) is a non-qualified deferred compensation plan that provides named executive officers and other highly compensated employees the opportunity to defer various forms of compensation. For participants, this offers an additional means to save for retirement on a tax-deferred basis. There is no guaranteed return associated with any deferred amounts. During 2013, no named executive officers made deferrals under the Deferred Compensation Plan.

For additional information regarding the terms of the Deferred Compensation Plan and participant balances, see “Nonqualified Deferred Compensation” at page 65.

Other Benefits

Payments to Expatriate Employees. Where warranted, we provide tax equalization payments, housing allowances, and other similar benefits to employees, including Mr. Wells, living outside of their home country to compensate them for the additional costs of those assignments.

Tax Deductibility of Pay

Section 162(m) of the Code provides that compensation paid to a public company’s chief executive officer and its three other highest paid executive officers at the end of the year (other than its chief financial officer) in excess of $1 million is not deductible unless certain requirements have been satisfied. The Compensation Committee believes that awards under the Management Incentive Plan and our equity compensation plans qualify for full deductibility under Section 162(m).

Although compensation paid under the Executive Performance Plan is performance-based, it does not qualify for the deductibility exception for performance-based compensation since that Plan has not been approved by our shareholders. Therefore, payments under the Executive Performance Plan are subject to the Section 162(m) limitation on deductibility. Because of our significant U.S. deferred tax assets from prior periods, the limitation on deductibility has no impact on our financial position. In reviewing and considering payouts or earnings under the Executive Performance Plan, the Compensation Committee considered not only the impact of the lost tax deductions, but also the significant U.S. deferred tax assets available to us from prior periods, as well as the benefits realized by us and our shareholders from the successful efforts of our senior management team. In balancing these considerations, the Compensation Committee concluded that it would be appropriate to approve payouts in respect of the 2011-2013 grants and earnings for the 2013 performance period in respect of the 2012-2014 and 2013-2015 grants. Beginning April 15, 2013, we ceased granting any further awards from the Executive Performance Plan. Future similar awards will be granted pursuant to the shareholder-approved 2013 Performance Plan, which is designed to enable us to provide performance-based compensation to senior executive officers that may be intended to meet the requirements for tax deductibility under Section 162(m) of the Code.

Stockholding Guidelines

To better link the interests of management and our stockholders, the Compensation Committee has established stockholding guidelines for our officers. These guidelines specify a number of shares that our officers are expected to accumulate and hold based on a multiple of annual base salary of five times for the CEO, three times for Executive Vice Presidents, the Presidents of our operating units and Senior Vice Presidents, and two times for elected Vice Presidents. Therefore, the stockholding requirement for Mr. Kramer is five times his annual base salary and for Ms. Thompson and Messrs. Wells, Smith, McClellan and Bialosky is three times their annual base salary. All shares of

 COMPENSATION DISCUSSION AND ANALYSIS

Common Stock owned outright by officers (or their spouses) and held by them in the Goodyear stock fund of the Savings Plan, and 60% of the shares of restricted stock, restricted stock units and earned (but unvested) performance shares awarded to officers and share equivalent units held in our deferred compensation plan, are counted as ownership in assessing compliance with the guidelines. Unexercised stock options and unearned performance shares are not counted toward compliance with the guidelines. The stock price used in assessing compliance with the guidelines as of May 1st of each year will be the average closing stock price for the prior 60-day period.

The stockholding guidelines also include stock retention provisions. If an officer has met their stockholding requirement, they are required to retain 25% of the net shares received from any exercised options or any vested shares of Common Stock for at least one year from the date of exercise or vesting and may only sell or otherwise dispose of shares to the extent they will still meet their stockholding requirement following that sale or disposition. If an officer has not met their stockholding requirement, they are required to retain all of the net shares received from any exercised options or any vested shares of Common Stock, and may not sell or otherwise dispose of shares until they have met their stockholding requirement, unless they demonstrate a need to sell shares due to a financial hardship. Net shares are the shares remaining after payment of the exercise price and/or withholding taxes.

Our named executive officers are making progress towards satisfying their stockholding requirement.

Prohibition on Hedging and Pledging

We have adopted, as part of our insider trading policy, prohibitions on the short sale of our Common Stock and other securities and the issuance, purchase or sale of, or trading or dealing in, puts, calls or other options or rights relating to our Common Stock and other securities. These provisions prohibit our directors, officers and employees from hedging the risk of their ownership of our Common Stock. We also prohibit our directors, officers and employees from holding our Common Stock and other securities in a margin account or otherwise pledging them as collateral for a loan.

Recovery of Compensation (Clawback Policy )

If the Compensation Committee determines that an officer has engaged in conduct detrimental to the Company, the Compensation Committee may take a range of actions to remedy this conduct, prevent its recurrence and impose appropriate discipline. Discipline would vary depending on the facts and circumstances, and may include (1) termination of employment, (2) cancelling or reducing any outstanding compensatory grants or awards, (3) initiating an action for breach of fiduciary duty or fraud which could include recovery of any unjustly obtained incentive compensation, and (4) requiring reimbursement of compensation or other payments in accordance with provisions of the Sarbanes-Oxley Act of 2002, our claw-back policy described below or the terms of the relevant compensation plan. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

Beginning with awards made in 2012, the Compensation Committee adopted a claw-back policy that effectively contractually extends the claw-back provisions of the Sarbanes-Oxley Act of 2002 that apply to our Chief Executive Officer and Chief Financial Officer to the Presidents of each of our strategic business units and all of our Senior Vice Presidents. If we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement as a result of misconduct, the claw-back policy would permit the Compensation Committee to require reimbursement of (1) any incentive compensation received from us during the one-year period following the publication

 COMPENSATION DISCUSSION AND ANALYSIS

of misstated financial statements and (2) any profits realized from the sale of our securities during that one-year period. We will make any necessary revisions to our claw-back policy once implementing rules pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 are adopted by the Securities and Exchange Commission and The NASDAQ Stock Market.

In addition, under our Executive Performance Plan and equity compensation plans, the Compensation Committee may require a plan participant who engages in competition with us within 18 months after their termination of employment to return or forfeit the realized value of all awards under those plans during such period of time that the Compensation Committee determines. Our Executive Severance Plan also provides for the recovery or forfeiture of severance payments if a person receiving payments pursuant to the plan violates certain confidentiality, non-disparagement, non-solicitation and non-competition covenants.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in Goodyear’s Annual Report on Form 10-K for the year ended December 31, 2013.

The Compensation Committee

Thomas H. Weidemeyer, Chairman

William J. Conaty

W. Alan McCollough

Stephanie A. Streeter

 COMPENSATION OF NAMED EXECUTIVE OFFICERS

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table

The table below sets forth information regarding the compensation of the CEO, the current and former Chief Financial Officer of Goodyear (the “CFO”), and the persons who were, at December 31, 2013, the other three most highly compensated executive officers of Goodyear (collectively, the “named executive officers”) for services in all capacities to Goodyear and its subsidiaries during 2011, 2012 and 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Richard J. Kramer
Chairman of the Board, Chief Executive Officer and President	2013	$1,050,000	$0	$925,415	$2,640,000	$13,965,003	$538,440	$71,642	$19,190,500
	2012	1,033,333	0	786,504	2,249,999	9,304,867	3,673,172	57,849	17,105,724
	2011	1,000,000	0	683,230	1,829,996	6,751,400	1,899,524	58,920	12,223,070
Laura K. Thompson
Executive Vice President and Chief Financial Officer(6)	2013	321,667	0	1,007,100	318,918	1,510,735	26,908	43,692	3,229,020

Darren R. Wells
President, Europe, Middle East and Africa and former Chief Financial Officer(7)	2013	567,917	0	209,772	599,992	3,893,987	36,634	36,507	5,344,809
	2012	555,000	0	185,136	529,646	2,674,733	846,993	33,325	4,824,833
	2011	526,667	0	966,856	486,499	2,329,186	429,659	35,355	4,774,222

Gregory L. Smith
Senior Vice President, Global Operations	2013	525,000	0	733,545	479,397	3,136,143	190,138	26,635	5,090,858
	2012	525,000	0	155,431	444,671	1,866,980	165,295	34,848	3,192,225
Stephen R. McClellan
President, North America	2013	500,000	0	704,839	397,495	2,647,981	258,030	41,699	4,550,044

David L. Bialosky
Senior Vice President, General Counsel and Secretary	2013	540,000	0	155,637	443,995	2,910,435	187,694	27,091	4,264,852
	2012	533,333	0	146,475	419,025	2,141,601	398,517	26,260	3,665,211
	2011	513,333	0	142,277	389,993	1,956,300	254,391	24,016	3,280,310

(1)

Represents the aggregate grant date fair value as of the respective grant date for each award. The maximum amount to be awarded with respect to each of the named executive officers is shown in the Grants of Plan-Based Awards Table in the column “Estimated Future Payouts Under Equity Incentive Plan Awards - Maximum.” The assumptions made in valuing stock awards reported in this column are discussed in Note to the Consolidated Financial Statements No. 1, “Accounting Policies” under “Stock-Based Compensation” and Note to the Consolidated Financial Statements No. 17, “Stock Compensation Plans” included in Goodyear’s Annual Report for the year ended December 31, 2013. For additional information regarding such grants, see “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Compensation — 2013 Grants of Performance-Based Incentives.” See also “Grants of Plan-Based Awards” below.

 COMPENSATION OF NAMED EXECUTIVE OFFICERS

(2)

Represents the aggregate grant date fair value as of the respective grant date for each award. The assumptions made in valuing option awards reported in this column are discussed in Note to the Consolidated Financial Statements No. 1, “Accounting Policies” under “Stock-Based Compensation” and Note to the Consolidated Financial Statements No. 17, “Stock Compensation Plans” included in Goodyear’s Annual Report for the year ended December 31, 2013. For additional information regarding such grants, see “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Compensation — 2013 Stock Option Grants.” See also “Grants of Plan-Based Awards” below.

(3)

Represents amounts awarded under our annual and long-term incentive compensation plans. For additional information regarding annual cash incentive awards in 2013, see “Compensation Discussion and Analysis — Elements of Compensation — Annual Compensation — 2013 Annual Cash Incentive Payouts.” Amounts awarded under our long-term incentive compensation plans are: for 2011, in respect of the one-year performance period ended December 31, 2011 for the 2009-2011 awards, the 2010-2012 awards and the 2011-2013 awards; for 2012, in respect of the one-year performance period ended December 31, 2012 for the 2010-2012 awards, the 2011-2013 awards and the 2012-2014 awards; and, for 2013, in respect of the one-year performance period ended December 31, 2013 for the 2011-2013 awards, the 2012-2014 awards and the 2013-2015 awards. The 2012-2014 awards and the 2013-2015 awards remain subject to the named executive officer’s continued service and a three-year relative total shareholder return modifier. For additional information regarding long-term incentive awards, see “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Compensation — 2013 Grants of Performance-Based Incentives,” “— Performance for the 2013 Performance Period,” and “— Impact of TSR Modifier and Payout of 2011-2013 Long-Term Incentive Awards.”

The following table provides further information on the amounts payable, or earned but not yet payable, for performance periods ending on December 31, 2013:

	2013 Annual Incentive (Currently Payable)	2013 Period; 2011-2013 Long- Term Incentive (Currently Payable)	2011-2013 Impact of TSR Modifer (Currently Payable)	2013 Period; 2012-2014 Long- Term Incentive (Not Yet Payable)	2013 Period; 2013-2015 Long- Term Incentive (Not Yet Payable)
Mr. Kramer	$2,945,250	$1,914,203	$1,125,550	$2,700,000	$5,280,000
Ms. Thomspon	580,194	117,450	69,091	144,000	600,000
Mr. Wells	1,065,900	625,006	367,501	635,580	1,200,000
Mr. Smith	883,575	464,047	272,861	556,860	958,800
Mr. McClellan	926,250	332,400	195,451	398,880	795,000
Mr. Bialosky	807,840	435,653	256,162	522,780	888,000

(4)

Represents total change in pension value for each named executive officer, which reflects both the accrual of additional benefits and changes in the assumptions used to value the benefits. The discount rate used to calculate the pension value increased from 3.50% at December 31, 2012 to 4.50% at December 31, 2013. Also, the interest rate used to determine the lump sum value of the Supplementary Plan benefit increased from 1.00% to 1.75%. These changes in assumptions mitigated a significant portion of the total increase in pension value for each of the named executive officers. The table below allocates the total change in pension value between the actual increase in accrued benefits, including the growth in pension value due to the passage of time, and assumption changes.

 COMPENSATION OF NAMED EXECUTIVE OFFICERS

	Increase in Pension Value due to Benefit Accrual	Decrease in Pension Value due to Assumption Changes	Total Increase in Pension Value
Mr. Kramer	$ 2,607,627	$ (2,069,187)	$ 538,440
Ms. Thompson	428,373	(401,465)	26,908
Mr. Wells	541,030	(504,396)	36,634
Mr. Smith	270,982	(80,844)	190,138
Mr. McClellan	943,253	(685,223)	258,030
Mr. Bialosky	338,385	(150,691)	187,694

No nonqualified deferred compensation earnings are required to be reported because the Deferred Compensation Plan does not provide for “above-market” or preferential earnings as defined in applicable Securities and Exchange Commission rules and regulations.

(5)

Includes amounts for home security system monitoring expenses, personal financial planning services, the cost of annual physical exams, and provision of up to two sets of automobile tires per year. Mr. Kramer’s total also includes amounts for the personal use of company aircraft of $25,459 and the annual dues for a club membership. Ms. Thompson’s total also includes amounts for the installation of a home security system and a discount on the sale of surplus art purchased following the relocation of the Company’s headquarters. Mr. McClellan’s total also includes amounts for the annual dues for a club membership. The value of the total perquisites in 2013 was $43,579 for Mr. Kramer, $20,742 for Ms. Thompson, $10,140 for Mr. Wells, $11,819 for Mr. Smith, $18,082 for Mr. McClellan and $14,341 for Mr. Bialosky. Company contributions to qualified defined contribution plans in 2013 were $22,888 for Mr. Kramer, $22,950 for Ms. Thompson, $22,950 for Mr. Wells, $13,188 for Mr. Smith, $22,950 for Mr. McClellan and $12,750 for Mr. Bialosky. The value of dividends on shares of restricted stock or dividend equivalents accrued on restricted stock units that were not included in prior years’ grant date fair value for those awards was $5,175 for Mr. Kramer, $3,417 for Mr. Wells, $1,628 for Mr. Smith and $667 for Mr. McClellan. Ms. Thompson and Mr. McClellan are eligible to receive retiree medical benefits at age 62; however, the present value of those accumulated retiree medical benefits declined by $125 and $327, respectively, and is not reflected in “All Other Compensation.”

(6)

Ms. Thompson was elected Executive Vice President and Chief Financial Officer effective December 1, 2013. She previously served as Vice President, Finance, North America, from March 2011 to November 2013.

(7)

Mr. Wells was elected President, Europe, Middle East and Africa effective December 1, 2013. He previously served as Executive Vice President and Chief Financial Officer from October 2008 to November 2013.

Summary of Realized Pay Earned by Our Chief Executive Officer for 2011, 2012 and 2013

Our compensation programs for Mr. Kramer and our other officers are primarily based on performance. The information shown below is intended to supplement and not be a substitute for the information in the Summary Compensation Table. The Summary Compensation Table includes several items that are driven by accounting and actuarial assumptions, which are not necessarily reflective of compensation actually realized by Mr. Kramer in a particular year. For example, the information required to be in the Summary Compensation Table combines pay actually received (base salary and annual cash incentive payments) with the accounting value of equity compensation granted, which may never be realized, and earned but unvested long term cash awards, which continue to be subject to forfeiture, as well as

 COMPENSATION OF NAMED EXECUTIVE OFFICERS

a TSR modifier, until the vesting date. The Summary Compensation Table is also required to include other compensation (contributions to qualified defined contribution plans and perquisites) and the change in pension values (based on actuarial assumptions), much of which is not realized in the periods presented.

The following table reports base salary, annual incentive earned, long term incentive to be paid out for the three-year performance cycle ending in each respective year and pre-tax compensation earned upon the exercise of stock options and the vesting of stock awards regardless of when they were granted. We believe that this table represents the compensation actually realized by Mr. Kramer which is considerably less than that shown in the Summary Compensation Table.

Name	Year	Salary ($)(1)	Annual Incentive ($)(2)	Long Term Incentive Payout ($)(3)	Stock Option Exercises ($)(4)	Equity (PSU) Vesting ($)(5)	Total Realized Pay ($)
Kramer	2013	$1,050,000	$2,945,250	$6,753,301	$129,482	$1,882,600	$12,760,633
	2012	1,033,333	2,331,000	4,502,319	2,347	780,458	8,649,457
	2011	1,000,000	2,100,000	3,617,400	—	378,778	7,096,178

(1)	Mr. Kramer’s salary was targeted below market median (approximately 80% of market median) for 2011, 2012 and 2013.

(2)

Mr. Kramer’s individual targets were set at 140% of base salary for 2011 and 150% for 2012 and 2013. The Compensation Committee set goals based on Corporate EBIT, operating cash flow and operating drivers in each of the three years. The Committee assessed overall company performance at 150% of target in 2011, 148% of target in 2012 and 187% of target in 2013. Mr. Kramer’s actual awards were consistent with these assessments.

(3)

Sixty percent of Mr. Kramer’s long term incentive target is paid in cash at the end of each three-year performance cycle to the extent the Company meets or exceeds net income and total cash flow, net of debt objectives. This column shows the cash payout for each of the performance cycles completed in the respective year. The 2009-2011 awards were earned at 150% of target, the 2010-2012 awards were earned at 147% of target and the 2011-2013 awards were earned at 176% of target, which reflects the impact of the TSR modifier.

(4)

Thirty percent of Mr. Kramer’s long term incentive target is granted in the form of stock options. In 2013, Mr. Kramer exercised 3,205 stock options and realized $129,482 as shown in the Option Exercises and Stock Vested Table on page 61. At December 31, 2013, Mr. Kramer’s vested, exercisable, in-the-money stock options had a potential value of $7,635,093, based on the difference between the closing market price of our Common Stock on December 31, 2013 ($23.85) and the exercise price of such stock options.

(5)

Ten percent of Mr. Kramer’s long term incentive target is paid in shares of Common Stock. The shares are earned to the extent the Company meets or exceeds net income and total cash flow, net of debt objectives. The 2009-2011 and 2010-2012 awards were earned at 150% of target, and the 2011-2013 awards were earned at 180% of target, which reflects the impact of the TSR modifier. The value of the shares earned in each year is based on the closing market price of our Common Stock on December 31 of that year.

 COMPENSATION OF NAMED EXECUTIVE OFFICERS

Grants of Plan-Based Awards

The following table summarizes grants of plan-based awards made to the named executive officers during 2013.

								All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities		Exercise or Base Price of		Grant Date Fair Value of Stock and
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock or Units (#)(3)	Underlying Options (#)(4)		Option Awards ($/Sh)(5)		Option Awards ($)
Kramer	2/28/2013	$2,640,000	$5,280,000	$10,560,000
Kramer	2/28/2013				33,898	67,796	135,592						$925,415
Kramer	2/28/2013								442,211		$12.98		2,640,000
Thompson	2/28/2013	135,000	270,000	540,000
Thompson	2/28/2013				1,733	3,466	6,932						47,311
Thompson	2/28/2013								22,613		12.98		135,000
Thompson	6/14/2013								3,169	(6)	15.43	(7)	18,919
Thompson	12/13/2013	165,000	330,000	660,000
Thompson	12/13/2013				1,215	2,431	4,862						54,989
Thompson	12/13/2013								16,467		22.62		164,999
Thompson	12/13/2013							40,000					904,800
Wells	2/28/2013	568,500	1,137,000	2,274,600
Wells	2/28/2013				7,300	14,599	29,198						199,276
Wells	2/28/2013								95,226		12.98		568,499
Wells	12/13/2013	31,500	63,000	126,000
Wells	12/13/2013				232	464	928						10,496
Wells	12/13/2013								3,143		22.62		31,493
Smith	2/28/2013	479,400	958,800	1,917,600
Smith	2/28/2013				6,156	12,311	24,622						168,045
Smith	2/28/2013								80,301		12.98		479,397
Smith	12/13/2013							25,000					565,500
McClellan	2/28/2013	397,500	795,000	1,590,000
McClellan	2/28/2013				5,104	10,208	20,416						139,339
McClellan	2/28/2013								66,582		12.98		397,495
McClellan	12/13/2013							25,000					565,500
Bialosky	2/28/2013	444,000	888,000	1,776,000
Bialosky	2/28/2013				5,701	11,402	22,804						155,637
Bialosky	2/28/2013								74,371		12.98		443,995

(1)

Grants of the cash portion of our long-term incentive awards on February 28, 2013 were made under the Executive Performance Plan and grants on December 13, 2013 were made under the 2013 Performance Plan. For additional information regarding such awards, see “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Compensation — 2013 Grants of Performance-Based Incentives.” Mr. Kramer, Ms. Thompson, Mr. Wells, Mr. Smith, Mr. McClellan and Mr. Bialosky also received annual cash incentive awards under the Management Incentive Plan for the year ending December 31, 2013 that were earned and paid out in the amounts of $2,945,250, $580,194, $1,065,900, $883,575, $926,250, and $807,840, respectively. For additional information regarding the awards under the Management Incentive Plan, see “Compensation Discussion and Analysis — Elements of Compensation — Annual Compensation — 2013 Annual Cash Incentive Payouts.”

(2)

Grants of the equity portion of our long-term incentive awards on February 28, 2013 were made under the 2008 Performance Plan and grants on December 13, 2013 were made under the 2013 Performance Plan. For additional information regarding such grants, see “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Compensation — 2013 Grants of Performance-Based Incentives.”

 COMPENSATION OF NAMED EXECUTIVE OFFICERS

(3)

Grants of restricted stock awards were made under the 2013 Performance Plan. For additional information regarding such grants, see “Compensation Discussion and Analysis — Elements of Compensation — Restricted Stock Awards.”

(4)

Grants of stock option awards on February 28, 2013 were made under the 2008 Performance Plan and grants on December 13, 2013 were made under the 2013 Performance Plan. Each unexercised stock option terminates automatically if the optionee ceases to be an employee of Goodyear or one of its subsidiaries for any reason, except that (a) upon retirement or disability of the optionee more than six months after the grant date, the stock option will become immediately exercisable and remain exercisable until the earlier of five years or its expiration date, (b) in the event of the death of the optionee more than six months after the grant date, each stock option will become immediately exercisable and remain exercisable until the earlier of three years after the date of death of the optionee or its expiration date, and (c) in the event of the termination of the optionee’s employment by the Company other than for cause, each vested stock option will remain exercisable for 90 days following the date of termination of their employment. For additional information regarding such grants, see “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Compensation — 2013 Stock Option Grants.”

(5)	Unless otherwise indicated, the exercise price of each stock option is equal to the closing market price of the Common Stock on the date granted.

(6)

Represents the grant of a reinvestment option. Each stock option granted prior to 2008 included a right to the automatic grant of a new option, which we refer to as a “reinvestment option,” for the number of shares tendered upon the exercise of the original stock option and withheld to pay income taxes. The reinvestment option is granted on, and has an exercise price equal to the fair market value of the Common Stock (calculated as the average of the high and low stock price) on, the date of the exercise of the original stock option, and is subject to the same terms and conditions as the original stock option. Such reinvestment options vest one year from the date of grant (6/14/14) and expire on the date the original option would have expired (12/9/14). No further reinvestment options will be granted upon the exercise of a reinvestment option.

(7)	The closing market price of the Common Stock on the date of grant was $15.31.

 COMPENSATION OF NAMED EXECUTIVE OFFICERS

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information about outstanding equity awards held by the named executive officers as of December 31, 2013.

					Stock Awards
	Option Awards				Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value Of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)(2)	Option Expiration Date
Kramer					254,168(12)	$6,061,907	45,489(18)	$1,084,913
	26,000		$17.15	12/6/2015
	8,961*		17.35	12/9/2014
	55,000		24.71	2/27/2017
	7,551*		25.33	12/9/2014
	10,573*		25.33	12/6/2015
	7,214*		27.93	12/9/2014
	10,100*		27.93	12/6/2015
	50,740		26.74	2/21/2018
	165,048		4.81	2/26/2019
	22,794		18.12	8/4/2019
	9,987*		14.32	12/9/2014
	157,942	52,648 (4)	12.74	2/23/2020
	132,416	132,417 (5)	13.91	2/22/2021
	88,304	264,914 (6)	12.94	2/27/2022
		442,211 (7)	12.98	2/28/2023
Thompson					50,316(13)	$1,200,037	3,566(18)	$85,049
		3,169*(8)	$15.43	12/9/2014
	2,500		17.15	12/6/2015
	3,000		24.71	2/27/2017
	2,606		26.74	2/21/2018
	31,535		4.81	2/26/2019
	10,722	3,575 (4)	12.74	2/23/2020
	8,357	8,357 (5)	13.91	2/22/2021
	4,709	14,129 (6)	12.94	2/27/2022
		22,613 (7)	12.98	2/28/2023
		16,467 (9)	22.62	12/13/2023
Wells					103,057(14)	$2,457,909	10,259(18)	$244,677
	15,600		$12.54	12/9/2014
	13,500		17.15	12/6/2015
	13,500		24.71	2/27/2017
	12,333		26.74	2/21/2018
	83,999		4.81	2/26/2019
	51,059	17,020 (4)	12.74	2/23/2020
	35,202	35,203 (5)	13.91	2/22/2021
	20,786	62,361 (6)	12.94	2/27/2022
		95,226 (7)	12.98	2/28/2023
		3,143 (9)	22.62	12/13/2023
Smith					86,240(15)	$2,056,824	8,445(18)	$201,413
	30,468	30,469(10)	$13.64	10/24/2021
	17,451	52,356 (6)	12.94	2/27/2022
		80,301 (7)	12.98	2/28/2023

 COMPENSATION OF NAMED EXECUTIVE OFFICERS

					Stock Awards
	Option Awards				Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value Of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)(2)	Option Expiration Date
McClellan					59,211(16)	$1,412,182	6,592(18)	$157,219
	9,100		$12.54	12/9/2014
	4,500		17.15	12/6/2015
	4,500		24.71	2/27/2017
	3,932		26.74	2/21/2018
	33,429		4.81	2/26/2019
	16,974	5,658 (4)	12.74	2/23/2020
	11,554	11,554 (5)	13.91	2/22/2021
	10,714	10,714 (11)	9.88	10/4/2021
	11,338	34,015 (6)	12.94	2/27/2022
		66,582 (7)	12.98	2/28/2023
Bialosky					26,837(17)	$640,062	7,859(18)	$187,437
	31,948		$16.86	9/23/2019
	41,698	13,900(4)	12.74	2/23/2020
	28,219	28,220(5)	13.91	2/22/2021
	16,445	49,336(6)	12.94	2/27/2022
		74,371(7)	12.98	2/28/2023

*	Represents the grant of a reinvestment option. See Note 6 under the Grants of Plan-Based Awards Table for additional information.

(1)	Because the options in this column were fully vested as of December 31, 2013, the vesting schedules for these options are not reported.

(2)

The exercise price of each option granted under our equity compensation plans is equal to 100% of the per share fair market value of the Common Stock on the date granted (for plans adopted prior to April 8, 2008, calculated as the average of the high and low stock price for such date, and for plans adopted on and after April 8, 2008, calculated as the closing market price for such date). The option exercise price and/or withholding tax obligations may be paid by delivery of shares of Common Stock valued at the fair market value on the date of exercise.

(3)

Calculated by multiplying $23.85, the closing market price of our Common Stock on December 31, 2013, by the number of shares of restricted stock, restricted stock units or performance share units that are not vested or are unearned at December 31, 2013.

(4)	Vests in full on February 23, 2014.

(5)	Vests as to one-half of the options on each of February 22, 2014 and February 22, 2015.

(6)	Vests as to one-third of the options on each of February 27, 2014, February 27, 2015 and February 27, 2016.

(7)	Vests as to one-fourth of the options on each of February 28, 2014, February 28, 2015, February 28, 2016 and February 28, 2017.

(8)	Vests in full on June 14, 2014.

 COMPENSATION OF NAMED EXECUTIVE OFFICERS

(9)	Vests as to one-fourth of the options on each of December 13, 2014, December 13, 2015, December 13, 2016 and December 13, 2017.

(10)	Vests as to one-half of the options on each of October 24, 2014 and October 24, 2015.

(11)	Vests as to one-half of the options on each of October 4, 2014 and October 4, 2015.

(12)

103,492 restricted shares (which Mr. Kramer will receive when the value of the shares is deductible by the Company for federal income tax purposes), 82,880 earned performance share units vest on December 31, 2014, and 67,796 earned performance share units vest on December 31, 2015 (each subject to a three-year relative total shareholder return modifier).

(13)

4,419 earned performance share units vest on December 31, 2014, 5,897 earned performance share units vest on December 31, 2015 (each subject to a three-year relative total shareholder return modifier), and 40,000 restricted stock units vest on December 13, 2016.

(14)

19,508 earned performance share units vest on December 31, 2014, 15,063 earned performance share units vest on December 31, 2015 (each subject to a three-year relative total shareholder return modifier), 13,362 restricted stock units vest as to one-half of the units on each of February 23, 2014 and February 23, 2015, and 55,124 restricted stock units vest on December 6, 2014.

(15)

16,378 earned performance share units vest on December 31, 2014, 12,311 earned performance share units vest on December 31, 2015 (each subject to a three-year relative total shareholder return modifier), 32,551 restricted shares vest on October 24, 2014, and 25,000 restricted stock units vest on December 13, 2016.

(16)

10,641 earned performance share units vest on December 31, 2014, 10,208 earned performance share units vest on December 31, 2015 (each subject to a three-year relative total shareholder return modifier), 13,362 restricted stock units vest as to one-half of the units on each of February 23, 2014 and February 23, 2015, and 25,000 restricted stock units vest on December 13, 2016.

(17)

15,435 earned performance share units vest on December 31, 2014 and 11,402 earned performance share units vest on December 31, 2015 (each subject to a three-year relative total shareholder return modifier).

(18)

Unearned performance share units that will vest on December 31, 2014 or December 31, 2015, subject to the achievement of performance goals in 2014 and 2015 and a three-year relative total shareholder return modifier.

During the restriction period for shares of restricted stock, the recipient is not entitled to delivery of the shares, restrictions are placed on the transferability of the shares, and all or a portion of the shares will be forfeited if the recipient terminates employment for reasons other than as approved by the Compensation Committee. Upon expiration of the restriction period, the appropriate number of shares of Common Stock will be delivered to the grantee free of all restrictions. During the restriction period for shares of restricted stock, the grantee shall be entitled to vote restricted shares and receive dividends. For grants made after April 2013, shares of restricted stock will be credited with notional dividends that vest and are payable in cash (without interest) at the same time and subject to the same conditions as the underlying shares of restricted stock. Restricted stock units do not have any voting rights but receive dividend equivalents that vest and are payable in shares of Common Stock at the same time and subject to the same conditions as the underlying restricted stock units. Earned and unearned, but unvested, performance share units do not have any voting rights and are not entitled to receive dividend equivalents. For additional information regarding the terms of the performance share units,

 COMPENSATION OF NAMED EXECUTIVE OFFICERS

see “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Compensation — 2013 Grants of Performance-Based Incentives.”

Option Exercises and Stock Vested

The following table sets forth certain information regarding option exercises by, and the vesting of stock awards for, the named executive officers during 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)
Kramer	3,205	$ 129,482	78,935	$ 1,882,600(2)
Thompson	831	13,892	5,025	119,846(2)
Wells	5,850	158,608	27,694	591,165(3)
Smith	—	—	19,513	465,385(2)
McClellan	1,110	31,840	20,086	409,714(4)
Bialosky	—	—	65,073	1,467,364(5)

(1)	Represents the difference between the exercise price and the fair market value of our Common Stock on the date of exercise.

(2)	Represents the total value realized upon the vesting of performance share awards for 2011-2013, which were paid 100% in shares of Common Stock.

(3)

Represents the total value realized upon the vesting of 21,027 performance share awards for 2011-2013, which were paid 100% in shares of Common Stock, and the total value realized upon the vesting of 6,667 restricted stock units.

(4)

Represents the total value realized upon the vesting of 13,419 performance share awards for 2011-2013, which were paid 100% in shares of Common Stock, and the total value realized upon the vesting of 6,667 restricted stock units.

(5)

Represents the total value realized upon the vesting of 16,437 performance share awards for 2011-2013, which were paid 100% in shares of Common Stock, and the total value realized upon the vesting of 48,636 shares of restricted stock.

Defined Contribution Plan Benefits

The Savings Plan is a tax-qualified defined contribution plan that permits eligible employees, including all of the named executive officers, to contribute 1% to 50% of their compensation to their Savings Plan account, subject to an annual contribution ceiling ($17,500 in 2013). Savings Plan participants who are age 50 or older and contributing at the maximum plan limits or at the annual contribution ceiling are entitled to make “catch-up” contributions annually up to a specified amount ($5,500 in 2013). Participants in the Savings Plan are eligible to receive Company matching contributions in addition to the retirement contributions described below under “Pension Benefits.” Savings Plan participants are also eligible to make after-tax contributions subject to limits imposed by the Code. Contributions are invested, at the direction of the participant, in any one or more of the fifteen available funds and/or in mutual funds under a self-directed account.

 COMPENSATION OF NAMED EXECUTIVE OFFICERS

Pension Benefits

Goodyear’s Salaried Pension Plan is a defined benefit plan qualified under the Code in which U.S.-based salaried employees hired before January 1, 2005 participate, including Messrs. Kramer, Wells and McClellan and Ms. Thompson. Accruals in the Salaried Plan were frozen effective December 31, 2008. The Salaried Plan was designed to provide tax-qualified pension benefits for most Goodyear salaried employees. The Salaried Plan contains formulas based on age and service. These formulas are multiplied by five-year average compensation below and above a breakpoint ($51,000 in 2008, the year the Salaried Plan was frozen), with the result representing a lump sum benefit under the plan. Compensation is held to the qualified plan limit under the Code, which was $230,000 for 2008. A portion of the benefit may be paid by employee contributions. Effective December 31, 2007, all active participants in the Salaried Plan became vested and are entitled to a benefit upon any termination of employment. Benefits are available on a five-year certain and continuous annuity basis at age 65, by converting the lump sum to an annuity. Annuity benefits payable to a participant who retires prior to age 65 are subject to a reduction for each month retirement precedes age 65. Benefits under the Salaried Plan are funded by an irrevocable tax-exempt trust.

Participation in the Salaried Plan was frozen effective December 31, 2004. Subsequent hires, including Messrs. Bialosky and Smith, participate in the retirement contributions feature of the Savings Plan. Under the Savings Plan, each participant receives an allocation each pay period equal to a percentage of compensation, with compensation held to the qualified plan limit under the Code. Effective January 1, 2009, Salaried Plan participants, including Messrs. Kramer, Wells and McClellan and Ms. Thompson, also began receiving allocations under the retirement contributions feature of the Savings Plan.

Goodyear also maintains the Supplementary Plan, a non-qualified, unfunded plan which provides additional retirement benefits to our officers and certain other key employees, including all of the named executive officers. The Supplementary Plan provides pension benefits to participants who retire with at least 30 years of service, retire after age 55 with at least ten years of service or retire after age 65 with at least five years of service. The formula for an annuity benefit is based on a percentage determined using credited service (22% with 10 years, 38% with 20 years, 48% with 30 years and 54% with 40 years) times five-year average compensation above the breakpoint ($56,850 in 2013), with compensation inclusive of base salary and annual incentive payments. The five-year average compensation uses the highest five calendar years, not necessarily consecutive, out of the last ten years. Benefits are offset for the Salaried Plan, the retirement contributions feature of the Savings Plan, applicable non-U.S. benefits and certain prior employer benefits. Under the Supplementary Plan, benefits payable to a participant who retires prior to age 62 are subject to a reduction of 0.4% for each month retirement precedes age 62. Participants may elect a lump sum payment of benefits under the Supplementary Plan for benefits accrued and vested prior to January 1, 2005, subject to the approval of Goodyear’s ERISA Appeals Committee. For benefits accrued or vested on or after January 1, 2005, payment will be made in a lump sum. Benefits vested on or after January 1, 2005 cannot be distributed prior to six months after separation of service. Ms. Thompson is the only named executive officer vested in the Supplementary Plan benefits.

 COMPENSATION OF NAMED EXECUTIVE OFFICERS

Messrs. Kramer, Wells and McClellan and Ms. Thompson are eligible for immediate commencement of the benefit from the Salaried Plan as of December 31, 2013. Messrs. Smith and Bialosky are not participants in the Salaried Plan. The chart below indicates the date at which each named executive officer is or will be eligible to receive a benefit from the Supplementary Plan.

Supplementary Plan
Name	Earliest Eligibility for Benefit Commencement
Kramer	July 31, 2016
Thompson	Currently eligible
Wells	December 31, 2020
Smith	October 31, 2021
McClellan	December 31, 2017
Bialosky	September 30, 2019

We also maintain a non-qualified unfunded defined benefit Excess Benefit Plan that pays an additional pension benefit over that paid from the Salaried Plan if a participant does not meet the eligibility requirements of the Supplementary Plan. The additional benefit is equal to the amount a participant would have received from the Salaried Plan but does not because of the limitations imposed by the Code on pension benefits under qualified plans. This plan is provided to allow the extension of benefits from the qualified plan to individuals whose compensation exceeds the Code guidelines for qualified plans. Distribution of amounts earned and vested prior to January 1, 2005 will be paid out in the same manner as the Salaried Plan unless otherwise elected by the participant at least 12 months prior to termination or severance. Distributions for amounts earned or vested on or after January 1, 2005 will be paid out in a lump sum. For participants considered to be among the top 50 wage earners of the Company, benefits vested on or after January 1, 2005 are paid out six months after termination of service. For employees hired after December 31, 2004, and for all employees as of December 31, 2008, who do not meet the eligibility requirements of the Supplementary Plan, there is a corresponding defined contribution Excess Benefit Plan that mirrors the retirement contributions feature of the Savings Plan. Like the qualified plans, effective December 31, 2008 accruals were frozen under the defined benefit Excess Benefit Plan and all affected participants began receiving defined contribution allocations under the defined contribution Excess Benefit Plan.

Mr. McClellan was an employee of Wingfoot Commercial Tires Systems, LLC, a wholly-owned subsidiary of Goodyear, from July 31, 2001 to September 1, 2003. During this period, he participated in the Wingfoot Commercial Tires Systems, LLC Supplemental Retirement Plan and he retains a frozen accrued benefit in that plan. This non-qualified unfunded defined benefit pension plan was established for management-level employees at Wingfoot Commercial Tires Systems in order to provide pension benefits that were equivalent to the combination of the Salaried Plan and the defined benefit Excess Benefit Plan pension benefits for Goodyear employees. Mr. McClellan will receive a benefit from the Wingfoot Commercial Tires Systems, LLC Supplemental Retirement Plan only if he does not meet the eligibility requirements for the Goodyear Supplementary Plan upon termination of employment with Goodyear. Distributions will be paid out in a manner similar to that of the defined benefit Excess Benefit Plan.

The Pension Benefits table below shows for the named executive officers the number of years of credited service, present value of accumulated benefit and payments during the last fiscal year, for each defined benefit plan.

 COMPENSATION OF NAMED EXECUTIVE OFFICERS

The “Present Value of Accumulated Benefit” is the lump sum value as of December 31, 2013 of the expected pension benefit payable at age 62 that was earned as of December 31, 2013. That is, the benefit reflects service and compensation only through 2013, not projected for future years. The benefit payment at age 62 is assumed to be the lump sum form. The present value is measured using the same assumptions used for financial reporting purposes (and which are set forth following the Pension Benefits Table), with the exception of the commencement age. The commencement age is assumed to be 62 because that is the age at which the Supplementary Plan benefit is payable with no reduction for early retirement.

Generally, a participant’s years of credited service under the Supplementary Plan are based on years of employment with Goodyear. However, in the past, credit for service prior to employment with Goodyear was infrequently granted. Mr. Kramer received 13.6 additional years of credited service in connection with his hiring by Goodyear in 2000 in respect of service with a prior employer. The benefits paid to Mr. Kramer under the Supplementary Plan will be reduced by amounts he is entitled to receive under the pension plan maintained by his prior employer. Due to this service grant, the present value of accumulated benefit in the Pension Benefits table is $3,738,045 higher for Mr. Kramer. None of the other named executive officers have received any additional years of credited service.

In 2013, the Compensation Committee determined, consistent with its past practice, to adopt a policy prohibiting the grant of additional service credit in the Supplementary Plan for newly hired officers and other key employees.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Kramer	Supplementary Pension Plan	27.42	$9,617,604	$—
	Salaried Pension Plan	8.83	207,192	—
Thompson	Supplementary Pension Plan	30.17	1,419,344	—
	Salaried Pension Plan	25.17	265,437	—
Wells	Supplementary Pension Plan	11.42	1,905,521	—
	Salaried Pension Plan	6.42	144,374	—
Smith	Supplementary Pension Plan	2.17	372,102	—
McClellan	Supplementary Pension Plan	26.00	2,438,860	—
	Salaried Pension Plan	21.00	360,686	—
Bialosky	Supplementary Pension Plan	4.25	1,025,663	—

(1)

All amounts shown are estimates as of December 31, 2013; the actual benefits to be paid to the named executive officers will be based on their credited service, compensation, and other factors at the time of their retirement.

The amounts set forth in the table above are based on the following assumptions:

•	the measurement date is December 31, 2013

•	the form of payment is a lump sum

•	the interest rate used to calculate the Supplementary Plan lump sum payment for benefits commencing in 2014 or later: 1.75%

•	the interest rate used to calculate the Salaried Plan lump sum payment for benefits commencing in 2014 or later: 4.50% (Messrs. Kramer, Wells and McClellan and Ms. Thompson)

 COMPENSATION OF NAMED EXECUTIVE OFFICERS

•	the mortality assumptions used to calculate the lump sum are those set forth in IRS Notice 2013-49 for the Salaried Plan, and those set forth in UP-1984 Mortality for the Supplementary Plan

•	the discount rate used to determine the present value of the accumulated benefit is 4.50%

•	the benefit commencement age is 62 (or, if older, age at the measurement date)

•	the accumulated benefit is calculated based on credited service and pay as of December 31, 2013 (for the Salaried Plan, credited service and pay as of December 31, 2008).

Nonqualified Deferred Compensation

The Goodyear Executive Deferred Compensation Plan is a non-qualified deferred compensation plan that provides named executive officers and certain other highly compensated employees the opportunity to defer their base salary and annual incentive payments. Deferred amounts may be invested in one of five investment alternatives or, with respect to annual incentive payments, Goodyear stock units. Four of these investment alternatives are funds managed by The Northern Trust Company, and currently include a money market fund, a bond fund, an equity index fund and a balanced fund. The average interest rate payable with respect to funds invested in the Northern Trust money market fund was 0.01% for the year ended December 31, 2013. The fifth investment vehicle is a growth fund managed by American Century Investments. Investment elections among the five investment alternatives may be changed daily. Deferrals of annual incentive payments into Goodyear stock units will result in a 20% premium paid in stock units that will vest in one year. There is no guaranteed return associated with any deferred amounts, and deferred amounts are subject to the claims of creditors in the event of our bankruptcy. Distribution of deferred amounts may begin after separation of service or in a selected number of years ranging from one to 20. Payment of deferred amounts will be in a lump sum or up to 15 annual installments, as elected at the time of deferral. Redeferral of amounts originally deferred prior to January 1, 2005 is allowed only if elected one year prior to the scheduled payout. Any stock units are converted to shares of Common Stock and distributed to the participant in January of the fourth year following the end of the plan year under which the award was earned.

The Deferred Compensation Plan is unfunded. The following table sets forth certain information regarding nonqualified deferred compensation of the named executive officers.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Kramer	—	—	$15,452	—	$141,163
Thompson	—	—	—	—	—
Wells	—	—	—	—	—
Smith	—	—	—	—	—
McClellan	—	—	—	—	—
Bialosky	—	—	—	—	—

(1)	Represents deferral in 2013 of base salary and/or annual incentive payments in respect of performance in 2012.

(2)

No portion of these earnings were included in the Summary Compensation Table because the Deferred Compensation Plan does not provide for “above-market” or preferential earnings as defined in applicable Securities and Exchange Commission rules and regulations.

 COMPENSATION OF NAMED EXECUTIVE OFFICERS

Potential Payments Upon Termination or Change-in-Control

We provide for the payment of severance and certain other benefits to our named executive officers upon certain types of terminations of employment, as described below.

Executive Severance Plan

On February 28, 2013, we amended and restated the Executive Severance Plan to replace benefits that were previously provided under the Continuity Plan for Salaried Employees. In amending the Executive Severance Plan, the Company eliminated (1) excise tax gross-up provisions for all officers and (2) the right of any officer to voluntarily terminate their employment following a change-in-control and receive severance benefits other than in the case of Good Reason (as such term is defined below).

The Executive Severance Plan provides severance benefits to the Company’s officers, including all of the named executive officers, as follows:

(1)

If a participant’s employment is terminated by the Company and its affiliates other than for Cause (as such term is defined below), death or disability (and other than in connection with a change-in-control, as described in paragraph (2) below), such participant will generally receive: (i) earned but unpaid base salary and annual incentive compensation and accrued paid vacation, sick leave, sabbatical, holiday and other paid time off; (ii) a pro-rated annual incentive payment based on actual performance for the entire fiscal year in an amount not to exceed the participant’s target annual incentive; (iii) a cash severance payment equal to the sum of the participant’s base salary and target annual incentive at the time of severance multiplied by the participant’s severance multiple, which is established by the Compensation Committee and currently ranges from 1.0x to 2.0x; (iv) if the sum of the participant’s age plus years of credited service is equal to or greater than 75, vesting of the participant’s benefit under the Supplementary Plan; (v) continued health care coverage for a number of years equal to the participant’s severance multiple; and (vi) outplacement services in an amount not to exceed $25,000. Mr. Kramer’s severance multiple is 2.0x and each of the other named executive officers’ severance multiple is 1.5x.

(2)

If a participant’s employment is terminated involuntarily other than for Cause, death, disability or mandatory retirement or by the participant for Good Reason during the pendency of, and for ninety days following the cessation of, a Potential Change in Control (as such term is defined below) or within two years following a Change in Control (as such term is defined below), such participant will generally receive: (i) earned but unpaid base salary and annual incentive compensation and accrued paid vacation, sick leave, sabbatical, holiday and other paid time off; (ii) a pro-rated annual incentive payment based on the participant’s target annual incentive; (iii) a cash severance payment equal to twice the sum of the participant’s base salary and target annual incentive; (iv) if the participant has at least five years of service, vesting of the participant’s Supplementary Plan benefit; (v) continued health care coverage for up to two years; and (vi) outplacement services in an amount not to exceed $25,000 and reimbursement for certain legal fees incurred in connection with certain claims made under the Executive Severance Plan.

To be eligible to receive the benefits described above, the participant must execute a release and agree, among other things, to certain confidentiality, non-disparagement, non-solicitation and non-competition covenants.

The Executive Severance Plan became effective on February 28, 2013 and will continue in effect for three years, and thereafter will automatically renew for additional one-year periods unless the Company provides notice, at least 90 days prior to the end of the initial or extended term, of its intent not to renew the Executive Severance Plan.

 COMPENSATION OF NAMED EXECUTIVE OFFICERS

As used in the Executive Severance Plan:

“Cause” means (1) the continued failure by an eligible employee to substantially perform the employee’s duties with the Company (other than any such failure resulting from the employee’s incapacity due to physical or mental illness), (2) the engaging by the employee in conduct which is demonstrably injurious to the Company, monetarily or otherwise, (3) the employee committing any felony or any crime involving fraud, breach of trust or misappropriation or (4) any breach or violation of any agreement relating to the employee’s employment with the Company where the Company, in its discretion, determines that such breach or violation materially and adversely affects the Company.

A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(1)

any person is or becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company other than securities acquired by virtue of the exercise of a conversion or similar privilege or right unless the security being so converted or pursuant to which such right was exercised was itself acquired directly from the Company) representing 20% or more of (A) the then outstanding shares of Common Stock of the Company or (B) the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; or

(2)

the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board of Directors (the “Incumbent Board”): individuals who, on February 28, 2013, constitute the Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, without limitation, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board of Directors or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on February 28, 2013 or whose appointment, election or nomination for election was previously so approved or recommended; or

(3)

there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation pursuant to which (A) the voting securities of the Company outstanding immediately prior to such merger or consolidation will continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, (B) no person will become the beneficial owner, directly or indirectly, of securities of the Company or such surviving entity or any parent thereof representing 20% or more of the outstanding shares of common stock or the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to such merger or consolidation) and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation (or any parent thereof) resulting from such merger or consolidation; or

(4)

the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, (A) more than 50% of the outstanding shares

 COMPENSATION OF NAMED EXECUTIVE OFFICERS

of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of which (or of any parent of such entity) is owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, (B) in which (or in any parent of such entity) no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the outstanding shares of common stock resulting from such sale or disposition or the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to such sale or disposition) and (C) in which (or in any parent of such entity) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors.

“Good Reason” means the occurrence during the pendency of, and for ninety days following the cessation of, a Potential Change in Control or within two years following a Change in Control, without the affected eligible employee’s written consent, of any of the following:

(1)

the assignment to the employee of duties that are materially inconsistent with the employee’s authority, duties or responsibilities immediately prior to a Potential Change in Control or, in the absence thereof, a Change in Control (other than pursuant to a transfer or promotion to a position of equal or enhanced responsibility or authority) or any other action by the Company which results in a material diminution in such authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the employee, provided, however, that any such material diminution that is primarily a result of the Company no longer being a publicly traded entity or becoming a subsidiary or division of another entity shall not be deemed “Good Reason” for purposes of the Executive Severance Plan, except that an employee shall have Good Reason if the Company is no longer a publicly traded entity and, immediately before the Change in Control that caused the Company no longer to be a publicly traded entity, substantially all of the employee’s duties and responsibilities related to public investors or government agencies that regulate publicly traded entities;

(2)

a change in the location of such employee’s principal place of business by more than 50 miles when compared to the employee’s principal place of business immediately before a Potential Change in Control or, in the absence thereof, a Change in Control;

(3)

a material reduction in the Employee’s annual base salary or target annual incentive opportunity from that in effect immediately before a Potential Change in Control or, in the absence thereof, a Change in Control; and

(4)

the failure by any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform the Executive Severance Plan in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place.

A “Potential Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(1)	the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(2)	the Company or any person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

 COMPENSATION OF NAMED EXECUTIVE OFFICERS

(3)

any person becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company other than securities acquired by virtue of the exercise of a conversion or similar privilege or right unless the security being so converted or pursuant to which such right was exercised was itself acquired directly from the Company) representing 20% or more of either the then outstanding shares of Common Stock of the Company or the combined voting power of the Company’s then outstanding voting securities; or

(4)	the Board adopts a resolution to the effect that a Potential Change in Control has occurred.

The description above is meant only to be a summary of the provisions of the Executive Severance Plan. The Executive Severance Plan was an exhibit to a Form 8-K filed with the Securities and Exchange Commission on March 6, 2013.

Quantification of Termination Benefits

The table below shows amounts that would be payable to each of the named executive officers, as of December 31, 2013, upon the termination of their employment in the circumstances indicated in each row of the table. The amounts shown are calculated on the assumption that the triggering event occurred on December 31, 2013. We have assumed that, if a named executive officer resigned or was terminated for cause, the Compensation Committee would have exercised its discretion to cancel any outstanding awards in respect of the performance cycles ending on December 31, 2013 prior to the payment of those awards in February 2014. Other assumptions used to determine the amounts shown are described below.

Cash Severance. The amounts shown in the rows captioned “Termination Without Cause” and “Involuntary Termination Within Two Years of Change in Control” are calculated in accordance with the terms of the Executive Severance Plan. (See “Executive Severance Plan” above.). Cash severance is not payable in any other circumstance.

Annual and Long-Term Cash Incentives. The amounts shown in the table for annual and long-term cash incentives are the amounts earned for the annual or three-year performance cycles ended December 31, 2013. The amounts shown in the row captioned “Death/Disability” also include the amounts earned but not yet payable for completed performance periods under the 2012-2014 and 2013-2015 long-term cash incentive awards. The amounts shown in the row captioned “Involuntary Termination Within Two Years of Change in Control” also include (a) the amounts earned but not yet payable for completed performance periods and (b) the unearned amounts at the target amount of the award opportunity for uncompleted performance periods under the 2012-2014 and 2013-2015 long-term cash incentive awards.

Equity. Our equity compensation plans provide that unexercised stock options terminate automatically if the optionee ceases to be an employee of Goodyear or one of its subsidiaries for any reason, except that (a) upon retirement or disability of the optionee more than six months after the grant date, the stock option will become immediately exercisable and remain exercisable until the earlier of five years or its expiration date, (b) in the event of the death of the optionee more than six months after the grant date, each stock option will become immediately exercisable and remain exercisable until the earlier of three years after the date of death of the optionee or its expiration date, and (c) for options granted on or after June 8, 2010, in the event of the termination of the optionee’s employment by us other than for cause, each vested stock option will remain exercisable for 90 days following the date of termination of

 COMPENSATION OF NAMED EXECUTIVE OFFICERS

their employment. For these purposes, resignations, terminations without cause, and involuntary terminations upon a change in control are treated like a retirement if the employee is eligible for retirement as of the date of termination. Only Ms. Thompson was eligible for retirement on December 31, 2013.

The amounts shown in the table for equity with respect to performance share awards are the amounts earned for the three-year performance cycle ended December 31, 2013. The amounts shown in the row captioned “Death/Disability” also include the amounts earned but not yet payable for completed performance periods under the 2012-2014 and 2013-2015 performance share awards. The amounts shown in the row captioned “Involuntary Termination Within Two Years of Change in Control” also include (a) the amounts earned but not yet payable for completed performance periods and (b) the unearned amounts at the target amount of the award opportunity for uncompleted performance periods under the 2012-2014 and 2013-2015 performance share awards. In each case, the amounts shown are calculated based on a per share price of $23.85, the closing market price of our Common Stock on December 31, 2013.

Additional Retirement Benefits. The table below shows the additional retirement benefits, if any, that would be payable to the named executive officer if the named executive officer’s employment was terminated on December 31, 2013, and that named executive officer was vested in the benefit as of that date. Ms. Thompson is vested in her Supplementary Plan benefit. Mr. Kramer, Mr. Wells and Mr. McClellan are not yet vested in a Supplementary Plan benefit and would instead receive substantially smaller benefits from the defined benefit and defined contribution Excess Benefit Plans. Mr. Bialosky and Mr. Smith are not yet vested in a Supplementary Plan benefit, are not eligible to participate in the Salaried Plan or the defined benefit Excess Benefit Plan, and would instead receive substantially smaller benefits from the defined contribution Excess Benefit Plan. The Supplementary Plan and Salaried Plan amounts shown in the Pension Benefits table are the present values at December 31, 2013 of benefits that would be payable in lump sum form at age 62 (or age at December 31, 2013, if older than 62). The amounts shown in the table below are the additional amounts that would be payable, together with the amounts shown in the Pension Benefits table, in lump sum form after termination of employment at December 31, 2013.

Mr. Kramer is 50.2 years old with 27.42 years of credited service in the Supplementary Plan. In the event of a “Termination Without Cause,” Mr. Kramer’s benefit under the Supplementary Plan will become vested because the sum of his age and years of service equals or exceeds 75. In the event of an “Involuntary Termination Within Two Years of Change in Control,” Mr. Kramer’s benefit under the Supplementary Plan will become vested since he has five years of credited service. The difference between the amount payable from the Supplementary Plan upon a triggering event ($9,847,087) and the value presented in the Pension Benefits table ($9,617,604) is solely due to differences in the assumptions used in the calculations.

In the event of an “Involuntary Termination Within Two Years of Change in Control,” Mr. Wells’ benefit under the Supplementary Plan will become vested since he has five years of credited service. The difference between the amount payable from the Supplementary Plan upon a triggering event ($1,683,599) and the value presented in the Pension Benefits table ($1,905,521) is solely due to differences in the assumptions used in the calculations.

In the event of an “Involuntary Termination Within Two Years of Change in Control,” Mr. McClellan’s benefit under the Supplementary Plan will become vested since he has five years of credited service. The difference between the amount payable from the Supplementary Plan upon a triggering event ($2,155,111) and the value presented in the Pension Benefits table ($2,438,860) is solely due to differences in the assumptions used in the calculations.

 COMPENSATION OF NAMED EXECUTIVE OFFICERS

All Other Benefits. The amounts shown for all other benefits for each scenario include the payment of accrued vacation. In addition, the amounts shown in the row captioned “Termination Without Cause” include reimbursement of COBRA payments and payments for outplacement services (capped at $25,000), and the amounts shown in the row captioned “Involuntary Termination Within Two Years of Change in Control” include reimbursement of COBRA payments, payments for outplacement services (capped at $25,000), and reimbursement for legal fees, if any (assumed to be $0 for purposes of the table below).

Name	Triggering Event	Cash Severance	Annual and Long-Term Cash Incentives	Equity	Additional Retirement Benefits	All Other Benefits	Total

Kramer	Death/Disability	$0	$21,413,551	$17,542,768	$0	$100,962	$39,057,281
	Termination Without Cause	5,250,000	9,698,551	4,350,884	229,483	157,624	19,686,542
	Involuntary Termination Within Two Years of Change in Control	5,250,000	24,953,548	18,627,670	229,483	157,624	49,218,325

Thompson	Retirement/ Death/ Disability	0	1,607,937	873,030	0	54,808	2,535,775
	Termination Without Cause	1,161,162	994,737	119,846	0	98,019	2,373,764
	Involuntary Termination Within Two Years of Change in Control	1,548,216	2,285,934	1,974,665	0	104,090	5,912,905

Wells	Death/Disability	0	5,922,706	4,677,109	0	57,692	10,657,507
	Termination Without Cause	1,755,000	3,270,907	501,494	0	105,337	5,632,738
	Involuntary Termination Within Two Years of Change in Control	2,340,000	6,797,617	5,458,868	0	112,886	14,709,371

Smith	Death/Disability	0	4,806,719	3,480,402	0	40,385	8,327,506
	Termination Without Cause	1,496,250	2,520,740	465,385	0	89,383	4,571,758
	Involuntary Termination Within Two Years of Change in Control	1,995,000	5,471,750	4,478,857	0	97,383	12,042,990

 COMPENSATION OF NAMED EXECUTIVE OFFICERS

Name	Triggering Event	Cash Severance	Annual and Long-Term Cash Incentives	Equity	Additional Retirement Benefits	All Other Benefits	Total

McClellan	Death/Disability	$0	$3,844,541	$2,452,566	$0	$57,692	$6,354,799
	Termination Without Cause	1,462,500	2,098,957	320,043	0	109,620	3,991,120
	Involuntary Termination Within Two Years of Change in Control	1,950,000	4,375,047	3,311,033	0	118,597	9,754,677

Bialosky	Death/Disability	0	4,470,775	2,813,689	0	41,538	7,326,002
	Termination Without Cause	1,458,000	2,344,816	392,022	0	90,537	4,285,375
	Involuntary Termination Within Two Years of Change in Control	1,944,000	5,085,032	3,001,150	0	98,537	10,128,719

 COMPENSATION OF DIRECTORS

COMPENSATION OF DIRECTORS

The table below sets forth information regarding the compensation paid to our non-employee directors during 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Conaty	$115,000	$119,695	$ —	$234,695
Firestone	130,000	121,160	906	252,066
Geissler	125,591	119,863	1,651	247,105
Hellman	135,000	120,022	1,568	256,590
McCollough	169,239	121,300	—	290,539
McGlade	123,438	98,750	621	222,809
Palmore	130,761	119,205	—	249,966
Peterson	119,409	121,987	35,547	276,943
Streeter	115,000	120,957	895	236,852
Weidemeyer	135,000	121,847	34,307	291,154
Wessel	115,000	121,595	—	236,595

(1)

Represents quarterly grants of restricted stock units, together with dividend equivalents paid on December 1, 2013, pursuant to the Outside Directors’ Equity Participation Plan. For further information regarding this plan, see the description below.

As of December 31, 2013, the following directors held the total number of restricted stock units and deferred share equivalent units indicated next to his or her name:

Name	Number of Restricted Stock Units	Number of Deferred Share Equivalent Units	Total Share Equivalents
Conaty	18,950	—	18,950
Firestone	44,470	3,829	48,299
Geissler	22,320	—	22,320
Hellman	25,500	—	25,500
McCollough	44,470	6,646	51,116
McGlade	6,259	—	6,259
Palmore	9,112	—	9,112
Peterson	44,470	20,423	64,893
Streeter	44,231	—	44,231
Weidemeyer	44,470	17,619	62,089
Wessel	44,470	12,554	57,024

(2)

Represents income associated with the Company’s provision of up to two sets of automobile tires per year to the directors. For Directors Peterson and Weidemeyer, this also includes a premium of $33,825 each on life insurance policies that will be used to cover Goodyear’s obligation to make a charitable donation recommended by each director following his or her death, pursuant to the Director’s Charitable Award Program, as described below. The aggregate incremental cost to the Company of the life insurance policies is the annual premium and related fees.

 COMPENSATION OF DIRECTORS

Goodyear directors who are not officers or employees of Goodyear or any of its subsidiaries receive, as compensation for their services as a director, a combination of cash retainer and stock awards pursuant to the Outside Directors’ Equity Participation Plan (the “Directors’ Equity Plan”).

For the year ended December 31, 2013, outside directors received cash compensation in the amount of $28,750 per calendar quarter. The Lead Director received an additional $13,750 per calendar quarter. The chairpersons of the Audit and Compensation Committees received an additional $5,000 per calendar quarter, and the chairpersons of all other committees received an additional $3,750 per calendar quarter. Any director who attended more than 24 board and committee meetings received $1,700 for each additional meeting attended ($1,000 if the meeting was attended by telephone). In addition, the Board may form special committees from time to time and determine the compensation of the chairperson of such committees. Travel and lodging expenses incurred in attending board and committee meetings are paid by Goodyear. Mr. Kramer did not receive additional compensation for his service as a director.

Outside directors also participate in the Directors’ Equity Plan, which is intended to further align the interests of directors with the interests of shareholders by making part of each director’s compensation dependent on the value and appreciation over time of our Common Stock. For 2013, each eligible director received a quarterly grant of restricted stock units with a grant date fair value of $30,000 for the portion of a calendar quarter during which he or she served as a director, payable on the first business day of the subsequent calendar quarter based on the closing market price of our Common Stock on that date. For service on or after January 1, 2014, the quarterly restricted stock unit grant will have a grant date fair value of $31,250. These restricted stock units will be paid to directors in shares of Common Stock on the fifth business day of the quarter following the quarter during which the director leaves the Board. The Directors’ Equity Plan also permits each participant annually to elect to have 25%, 50%, 75% or 100% of his or her cash retainer and meeting fees deferred and converted into share equivalent units based on the closing market price of our Common Stock on the payment date. Under this plan, the restricted stock units and share equivalent units receive dividend equivalents at the same rate as our Common Stock, which dividends will be converted into restricted stock units or share equivalent units, as the case may be, based on the closing market price of our Common Stock on the dividend payment date. Share equivalent units accrued prior to October 1, 2010 will be converted to a dollar value at the closing market price of our Common Stock on the later of the first business day of the seventh month following the month during which the participant ceased to be a director and the fifth business day of the year next following the year during which the participant ceased to be a director. Such amounts earned and vested prior to January 1, 2005, will be paid in ten annual installments or, at the discretion of the Compensation Committee, in a lump sum or in fewer than ten installments beginning on the fifth business day following the conversion from share equivalent units to a dollar value. Amounts in Directors’ Equity Plan accounts that are to be paid in installments will earn interest from the date converted to a dollar value until paid at a rate one percent higher than the prevailing yield on United States Treasury securities having a ten-year maturity on the conversion date. Amounts earned and vested on or after January 1, 2005, will be paid out in a lump sum on the fifth business day following the conversion from share equivalent units to a dollar value. Share equivalent units accrued on or after October 1, 2010 will be paid to directors in shares of Common Stock on the fifth business day of the quarter following the quarter during which the director leaves the Board.

The stockholding guidelines for directors specify that a director must accumulate and hold a number of shares equal in value to five times the annual cash retainer. Shares owned directly and restricted stock units and share equivalent units accrued to a Directors’ Equity Plan account are counted as ownership

 COMPENSATION OF DIRECTORS

in assessing compliance with the guidelines. The stock price to be used in assessing compliance with the guidelines as of May 1st of each year will be the average closing stock price for the prior 60-day period. Messrs. Firestone, McCollough, Weidemeyer and Wessel and Mrs. Peterson have met their stockholding requirement. All of our other directors are making progress towards satisfying their stockholding requirement.

Goodyear also sponsors a Directors’ Charitable Award Program funded by life insurance policies owned by Goodyear on the lives of pairs of directors. Goodyear donates $1 million per director to one or more qualifying charitable organizations recommended by each director after both of the paired directors are deceased. Assuming current tax laws remain in effect, Goodyear expects to recover the cost of the program over time with the proceeds of the insurance policies purchased. Directors derive no financial benefit from the program. This program is not available to directors first elected after October 1, 2005.

RISKS RELATED TO COMPENSATION POLICIES AND PRACTICES

We have reviewed our compensation policies and practices for our employees and have concluded that the risks arising from those policies and practices are not reasonably likely to have a material adverse effect on us.

 BENEFICIAL OWNERSHIP OF COMMON STOCK

BENEFICIAL OWNERSHIP OF COMMON STOCK

The persons identified in the table below have reported that they beneficially owned at December 31, 2013 more than 5% of the outstanding shares of the Common Stock as follows:

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percent of Common Stock Outstanding Beneficially Owned
BlackRock, Inc.
40 East 52nd Street New York, New York 10022	25,701,493	(1)	10.4%

The Vanguard Group, Inc.
100 Vanguard Blvd. Malvern, Pennsylvania 19355	18,382,973	(2)	7.4%

(1)	Sole voting power in respect of 24,026,361 shares and sole dispositive power in respect of 25,701,493 shares, as stated in a Schedule 13G/A filed with the Securities and Exchange Commission on January 10, 2014.

(2)	Sole voting power in respect of 332,934 shares, sole dispositive power in respect of 18,067,939 shares and shared dispositive power in respect of 315,034 shares, as stated in a Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2014.

In addition, The Northern Trust Company, 50 South LaSalle Street, Chicago, Illinois 60603, has indicated that at the record date it held 5,569,466 shares, or approximately 2.2% of the outstanding shares, of Common Stock as the trustee of various employee savings plans sponsored by Goodyear and certain subsidiaries.

 BENEFICIAL OWNERSHIP OF COMMON STOCK

On February 18, 2014, each director and nominee, each named executive officer, and all directors and executive officers as a group, beneficially owned the number of shares of Common Stock set forth in the table below.

	Beneficial Ownership at February 18, 2014(1)
Name	Shares of Common Stock Owned Directly(2)		Shares of Common Stock Held in Savings Plan(3)	Shares of Common Stock Subject to Exercisable Options(4)	Deferred Share Equivalent Units and Restricted Stock Units	Percent of Class
William J. Conaty	-0-		-0-	-0-	20,225(7)	*
James A. Firestone	-0-		-0-	-0-	49,574(7)	*
Werner Geissler	-0-		-0-	-0-	23,594(7)	*
Peter S. Hellman	-0-		-0-	-0-	26,775(7)	*
W. Alan McCollough	-0-		-0-	-0-	52,391(7)	*
John E. McGlade	-0-		-0-	-0-	7,534(7)	*
Michael J. Morell(12)	-0-		-0-	-0-	-0-	*
Roderick A. Palmore	-0-		-0-	-0-	10,387(7)	*
Shirley D. Peterson	1,000		-0-	-0-	66,168(7)	*
Stephanie A. Streeter	-0-		-0-	-0-	45,506(7)	*
Thomas H. Weidemeyer	1,000		-0-	-0-	63,364(7)	*
Michael R. Wessel	-0-		-0-	-0-	58,299(7)	*
Richard J. Kramer	294,183	(5)	215	1,070,343	455(8)	*
Laura K. Thompson	14,685		-0-	81,545	40,000(9)	*
Darren R. Wells	59,430		141	325,193	68,486(10)	*
Gregory L. Smith	95,470	(6)	-0-	85,446	25,000(9)	*
Stephen R. McClellan	38,423		881	145,459	38,362(11)	*
David L. Bialosky	64,941		-0-	181,357	-0-	*
All directors, the named executive officers and all other executive officers as a group (25 persons)	955,445		53,045	2,510,937	766,094	1.4%

*	Less than 1%

(1)

The number of shares indicated as beneficially owned by each of the directors and named executive officers, and by all directors and executive officers as a group, and the percentage of Common Stock outstanding beneficially owned by each person and the group, has been determined in accordance with Rule 13d-3(d)(1) promulgated under the Securities Exchange Act of 1934.

(2)	Unless otherwise indicated in a subsequent note, each person named and each member of the group has sole voting and investment power with respect to the shares of Common Stock shown.

(3)	Shares held in trust under Goodyear’s Employee Savings Plan for Salaried Employees.

(4)	Shares that may be acquired upon the exercise of options which are exercisable on or prior to April 19, 2014.

(5)	Includes 103,492 shares acquired under Restricted Stock Purchase Agreements.

(6)	Includes 32,551 shares acquired under a Restricted Stock Purchase Agreement.

 BENEFICIAL OWNERSHIP OF COMMON STOCK

(7)

Deferred share equivalent units and restricted stock units, each equivalent to a share of Common Stock, accrued to accounts of the director under Goodyear’s Outside Directors’ Equity Participation Plan. Deferred share equivalent units are payable in cash, and restricted stock units are payable in Common Stock, following retirement from the Board of Directors. See “Compensation of Directors” at page 73.

(8)

Units, each equivalent to a share of Common Stock, deferred pursuant to performance awards earned, and payable in cash, shares of Common Stock, or any combination thereof, at the election of the executive officer.

(9)	Restricted stock units, each equivalent to a share of Common Stock, that vest on December 13, 2016.

(10)

13,362 restricted stock units, each equivalent to a share of Common Stock, that vest as to one-half of the units on each of February 23, 2014 and February 23, 2015, and 55,124 restricted stock units that vest on December 6, 2014.

(11)

13,362 restricted stock units, each equivalent to a share of Common Stock, that vest as to one-half of the units on each of February 23, 2014 and February 23, 2015, and 25,000 restricted stock units that vest on December 13, 2016.

(12)	Mr. Morell was elected to the Board of Directors on January 7, 2014.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as Goodyear’s independent registered public accounting firm for the fiscal year ending December 31, 2014. Representatives of PwC are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The following table presents fees and expenses for services rendered by PwC for fiscal 2013 and 2012.

(In thousands)
	2013	2012
Audit Fees and Expenses(1)	$12,836	$12,995
Audit-Related Fees and Expenses(2)	356	1,932
Tax Fees and Expenses(3)	1,974	1,900
All Other Fees and Expenses(4)	221	712

Total	$15,387	$17,539

(1)

Audit fees and expenses represent fees and expenses for professional services provided in connection with the audit of our financial statements and the effectiveness of internal control over financial reporting, the review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2)	Audit-related fees and expenses consist primarily of accounting consultations and services related to business acquisitions and divestitures.

 PRINCIPAL ACCOUNTANT FEES AND SERVICES

(3)	Tax fees and expenses consist primarily of assistance in the preparation of international tax returns and consultations on various tax matters worldwide.

(4)	All other fees and expenses principally include fees related to advisory services and information and education services.

All audit, audit-related, tax and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by PwC was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Pre-Approval Policy provides for pre-approval of audit, audit-related, tax and all other fees on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. Under the policy, the Audit Committee delegates pre-approval authority to the Chairman of the Committee. The Chairman is to report any such pre-approval decisions to the Audit Committee at its next scheduled meeting.

REPORT OF THE AUDIT COMMITTEE

Management has the primary responsibility for the integrity of Goodyear’s financial information and the financial reporting process, including the system of internal control over financial reporting. PricewaterhouseCoopers LLP (“PwC”), Goodyear’s independent registered public accounting firm, is responsible for conducting independent audits of Goodyear’s financial statements and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and expressing an opinion on the financial statements and the effectiveness of internal control over financial reporting based upon those audits. The Audit Committee is responsible for overseeing the conduct of these activities by management and PwC.

As part of its oversight responsibility, the Audit Committee has reviewed and discussed the audited financial statements, the adequacy of financial controls and the effectiveness of Goodyear’s internal control over financial reporting with management and PwC. The Audit Committee also has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, as adopted by the PCAOB in Rule 3200T. The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC their independence from Goodyear.

Based on the review and discussions with management and PwC referred to above, the Audit Committee has recommended to the Board of Directors that Goodyear include the audited consolidated financial statements of Goodyear and subsidiaries for the year ended December 31, 2013 in Goodyear’s Annual Report on Form 10-K for the year ended December 31, 2013 and in its 2013 Annual Report to Shareholders.

The Audit Committee

Peter S. Hellman, Chairman

James A. Firestone

Werner Geissler

W. Alan McCollough

 RATIFICATION OF ACCOUNTANTS

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(ITEM 3 ON YOUR PROXY)

The Audit Committee of the Board has appointed PwC as the independent registered public accounting firm to audit Goodyear’s consolidated financial statements as of and for the fiscal year ending December 31, 2014 and its internal control over financial reporting as of December 31, 2014. During fiscal year 2013, PwC served as Goodyear’s independent registered public accounting firm and also provided audit-related, tax and other services. See “Principal Accountant Fees and Services” above.

The following resolution will be presented by the Board of Directors at the Annual Meeting:

“RESOLVED, that the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2014 is hereby ratified.”

Ratification of the appointment of PwC requires the affirmative vote of a majority of our outstanding Common Stock. In the event the appointment of PwC is not ratified by the shareholders, the adverse vote will be deemed to be an indication to the Audit Committee that it should consider selecting another independent registered public accounting firm for 2015.

Your Board of Directors unanimously recommends that shareholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014 (Proxy Item 3).

SHAREHOLDER PROPOSAL

(ITEM 4 ON YOUR PROXY)

The proposal set forth below has been submitted by Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, the beneficial owner of no fewer than 200 shares of Goodyear’s Common Stock.

Proposal 4 – Independent Board Chairman

RESOLVED: Shareholders request that our Board of Directors to adopt a policy, and amend other governing documents as necessary to reflect this policy, to require the Chair of our Board of Directors to be an independent member of our Board. This independence requirement shall apply prospectively so as not to violate any contractual obligation at the time this resolution is adopted. Compliance with this policy is waived if no independent director is available and willing to serve as Chair. The policy should also specify how to select a new independent chairman if a current chairman ceases to be independent between annual shareholder meetings.

When our CEO is our board chairman, this arrangement can hinder our board’s ability to monitor our CEO’s performance. Many companies already have an independent Chairman. An independent Chairman is the prevailing practice in the United Kingdom and many international markets. This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73%-support at Netflix.

 BOARD OF DIRECTORS’ RESPONSE

This proposal should also be more favorably evaluated due to the deficiencies in our company’s corporate governance as reported in 2013:

GMI Ratings, an independent investment research firm rated Goodyear F in executive pay and D in accounting, environmental and social issues. Richard Kramer was given $17 million in one year while we faced a potential 12% stock dilution. In 2013 Goodyear executive pay received a whopping 45% negative vote from shareholders. Mr. Kramer’s pay would not fall if annual performance fell and his pension was excessive relative to peers. There were no links to environmental or social performance for executive incentive pay.

Three of our most powerful directors received high negative votes: Richard Kramer (Chairman) 13%, Alan McCollough (Lead Director) 15% and Thomas Weidemeyer (Executive Pay Committee Chairman) 22%. Roderick Palmore, Governance Committee Chairman, deserves blame for the failure of our management’s 2013 simple majority vote proposal. Goodyear shareholders have overwhelmingly supported this topic since 2006. There was not one non-executive member of our audit committee who had substantial industry knowledge. Goodyear had a higher shareholder class action litigation risk than 89% of all rated companies.

GMI said Goodyear had come under investigation, or had been subject to fine, settlement or conviction in regard to the Foreign Corrupt Practices Act, or other bribery or corruption violations, by company employees or other corporate agents. Goodyear’s CO2 intensity ratio was significantly higher than its peers. Goodyear had not identified specific environmental impact reduction targets.

There were forensic accounting ratios related to revenue recognition that had extreme values either relative to industry peers or to our company’s own history. Goodyear had a history of significant restatements, special charges or write-offs.

Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value:

Independent Board Chairman – Proposal 4

BOARD OF DIRECTORS’ RESPONSE

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The Board opposes this proposal because, among other things:

(1)	The Board has in place strong independent leadership in the form of a Lead Independent Director role with clearly-delineated and comprehensive oversight responsibilities;
(2)	It would deprive the Board of the flexibility to determine the most effective Board leadership structure at any particular point in time; and
(3)	The current Board leadership structure has led to record performance during Mr. Kramer’s tenure.

 BOARD OF DIRECTORS’ RESPONSE

The Company’s Corporate Governance Guidelines specifically provide that the independent directors of the Board must elect an independent Lead Director annually. In 2013, the Board revised the Company’s Corporate Governance Guidelines to further strengthen the role of our Lead Director. Among other duties, the Corporate Governance Guidelines specify that the Lead Director shall:

•	Preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;
•	Serve as liaison between the Chairman and the independent directors;
•	Approve all information sent to the Board, including meeting agendas, and advise the Chairman on such matters, and may specifically request the inclusion of information;
•	Approve the schedule of Board meetings to assure that there is sufficient time for discussion of all agenda items and advise the Chairman on the same;
•	Call meetings or executive sessions of the independent directors;
•	Interview, along with the Chairman of the Governance Committee, Board candidates and make recommendations to the Governance Committee and the Board; and
•	If requested by major shareholders, ensure that he or she is available for consultation and direct communication in appropriate circumstances.

The designation of a Lead Director by the independent directors of the Board demonstrates the Board’s continuing commitment to strong corporate governance, Board independence and the important role of Lead Director. In fact, our Lead Director met directly with several of our largest shareholders in 2013 to discuss executive compensation and corporate governance matters.

The independent directors have ample opportunity to, and regularly do, assess the performance of the CEO and provide meaningful direction to him. The Board has strong, independent oversight of management:

•	85% of the Company’s directors are independent;
•	All members of the Compensation, Governance and Audit Committees are independent directors;
•	Committee Chairs, all of whom are independent, approve agendas for their committee meetings;
•

Board and Committee agendas are prepared based on discussions with all directors and recommendations from management, and all directors are encouraged to request agenda items, additional information and/or modifications to schedules as they deem appropriate; and

•	The Board holds executive sessions of the independent directors at each Board meeting.

The Board believes that the Company’s balanced and flexible corporate governance structure, including a Lead Director with clearly-delineated and comprehensive duties, makes it unnecessary and ill-advised to have an absolute requirement that the Chairman be an independent director. The Board believes that adopting such a rule would only limit the Board’s ability to select the director it believes is best suited to serve as Chairman of the Board, in light of all the facts and circumstances known to the Board, and is not in the best interests of the Company and its shareholders. The Board’s approach is consistent with that of most large, publicly traded companies in the United States. According to Shearman & Sterling’s 2013 Corporate Governance Survey of the largest U.S. public companies, 78 percent disclose that the Board has either retained the flexibility to separate or combine the offices of

 BOARD OF DIRECTORS’ RESPONSE

CEO and Chairman or has no formal policy. The Board believes it is important, especially in our changing and challenging environment, to retain this flexibility.

Currently, the Board believes that having Mr. Kramer serve as Chairman best positions the Company to compete successfully and advance shareholder interests. His extensive knowledge of the Company and the tire industry, gained through 14 years of experience in positions of increasing authority including Chief Financial Officer and President, North America, is valuable to the Board in his role as Chairman. Since 2011, the first full year of Mr. Kramer’s tenure as Chairman and CEO, the Company has achieved three consecutive years of segment operating income of more than $1.2 billion – the three best years in the Company’s 115-year history. Over the same three-year period, the Company’s Common Stock price has increased 102% and the Company has reinstated its Common Stock dividend after an 11-year hiatus.

Approval of this proposal requires the affirmative vote of a majority of our outstanding Common Stock.

FOR THESE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” PROPOSAL NUMBER FOUR.

OTHER BUSINESS

Your Board of Directors does not intend to bring any other business before the Annual Meeting and is not aware of any other business intended to be presented by any other person.

After the conclusion of the matters described above, shareholders will have an opportunity to ask appropriate questions regarding Goodyear and its operations.

If any other matters properly come before the Annual Meeting, your proxy will be voted by Mr. Bialosky, Ms. Thompson or Mr.  Bell in such manner as they, in their discretion, deem appropriate.

RELATED PERSON TRANSACTIONS

During 2013, Goodyear and its subsidiaries, in the ordinary course of their business and at competitive prices and terms, made sales to or purchases from, or engaged in other transactions with, corporations of which certain Goodyear non-management directors are executive officers and/or directors. Goodyear does not consider the transactions to be material to its business and believes such transactions were not material in relation to the business of such other corporations or the interests of the directors concerned.

On an annual basis, each director and executive officer is obligated to complete a Director and Officer Questionnaire that requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. Under the “Board of Directors and Executive Officers Conflict of Interest Policy,” directors and executive officers are expected to promptly disclose potential conflicts of interest to Goodyear’s General Counsel, who may consult with the Chairman of the Governance Committee on matters of interpretation of the policy. Any waivers of the policy are required to be approved by the Board of Directors, and any such waivers will be promptly disclosed to shareholders.

 SECTION 16(a) REPORTING COMPLIANCE

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers to file reports of holdings and transactions in our equity securities with the Securities and Exchange Commission. As a practical matter, we assist our directors and officers by completing and filing these reports electronically on their behalf. We believe that our directors and officers timely complied with all such filing requirements during 2013.

MISCELLANEOUS

Submission of Shareholder Proposals and Nominations

If a shareholder desires to have a proposal included in the proxy materials of the Board of Directors for the 2015 Annual Meeting of Shareholders, such proposal shall conform to the applicable proxy rules of the Securities and Exchange Commission concerning the submission and content of proposals, including Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and must be received by Goodyear prior to the close of business on November 14, 2014. In addition, if a shareholder intends to present a proposal or other business (not including a proposal submitted for inclusion in our proxy materials pursuant to Rule 14a-8) or to nominate a candidate for election as a director at the 2015 Annual Meeting of Shareholders, the shareholder’s notice must be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Company not earlier than December 15, 2014 and not later than the close of business on January 14, 2015. If notice of a proposal or a director nomination is not received by the Company in accordance with the dates specified in the Code of Regulations or pursuant to Rule 14a-8, as the case may be, then the proposal or director nomination will be deemed untimely and we will have the right to exercise discretionary voting authority and vote proxies returned to us with respect to such proposal or director nomination. Shareholder proposals or director nominations should be sent to the executive offices of Goodyear, 200 Innovation Way, Akron, Ohio 44316-0001, Attention: Office of the Secretary.

For a proposal or director nomination to be properly presented at an annual meeting of shareholders, a shareholder must comply with the deadlines described in the preceding paragraph, as well as all of the other requirements of the Code of Regulations. Goodyear reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal or director nomination that does not comply with these and other applicable requirements.

Savings Plan Shares

A separate “Confidential Voting Instructions” card is being sent to each employee or former employee participating in the Goodyear Common Stock fund of certain employee savings plans. Shares of Common Stock held in the trust for these plans will be voted by the trustee as instructed by the plan participants who participate in the Goodyear Common Stock fund. Shares held in the trust for which voting instructions are not received will be voted by the trustee in the same proportion as it votes shares for which voting instructions were received from participants in the Goodyear Common Stock fund of the applicable savings plan.

 MISCELLANEOUS

Internet and Telephone Voting

You may vote your shares using the internet by accessing the following web site:

http://www.proxyvote.com

or by making a toll-free telephone call within the United States of America or Canada using a touch-tone telephone to the toll-free number provided on your proxy card, or if you hold your shares in “street name,” on the voting instruction card provided by your broker or nominee.

Shareholders Sharing The Same Address

Goodyear has adopted a procedure called “householding,” which has been approved by the Securities and Exchange Commission. Under this procedure, Goodyear is delivering only one copy of the Annual Report and Proxy Statement to multiple shareholders who share the same address and have the same last name, unless Goodyear has received contrary instructions from an affected shareholder. This procedure reduces Goodyear’s printing costs, mailing costs and fees. Shareholders who participate in householding will continue to receive separate proxy cards.

Goodyear will deliver promptly upon written or oral request a separate copy of the Annual Report and the Proxy Statement to any shareholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the Annual Report or Proxy Statement, you may write or call Goodyear’s Investor Relations Department at The Goodyear Tire & Rubber Company, 200 Innovation Way, Akron, Ohio 44316-0001, Attention: Investor Relations, telephone (330) 796-3751. You may also access Goodyear’s Annual Report and Proxy Statement on the Investor Relations section of Goodyear’s website at www.goodyear.com or at www.proxyvote.com.

If you are a holder of record and would like to revoke your householding consent and receive a separate copy of the Annual Report or Proxy Statement in the future, please contact Broadridge, either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

Any shareholders of record who share the same address and currently receive multiple copies of Goodyear’s Annual Report and Proxy Statement who wish to receive only one copy of these materials per household in the future should contact Goodyear’s Investor Relations Department at the address or telephone number listed above to participate in the householding program.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

Form 10-K

GOODYEAR WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF GOODYEAR’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2013, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS, SCHEDULES AND LIST OF EXHIBITS, AND ANY PARTICULAR EXHIBIT SPECIFICALLY REQUESTED. REQUESTS SHOULD BE SENT TO: THE GOODYEAR TIRE & RUBBER COMPANY, 200 INNOVATION WAY, AKRON, OHIO 44316-0001, ATTN: INVESTOR RELATIONS. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE AT WWW.GOODYEAR.COM.

 MISCELLANEOUS

Costs of Solicitation

The costs of soliciting proxies will be borne by Goodyear. Goodyear has retained D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, New York 10005, to assist in distributing proxy materials and soliciting proxies for an estimated fee of $13,500, plus reimbursement of reasonable out-of-pocket expenses. D.F. King & Co. may solicit proxies from shareholders by mail, telephone or the internet. In addition, officers or other employees of Goodyear may, without additional compensation therefor, solicit proxies in person or by telephone or the internet.

March 14, 2014

By Order of the Board of Directors

David L. Bialosky, Secretary

C/O COMPUTERSHARE TRUST COMPANY, N.A. P.O. BOX 43069 PROVIDENCE, RI 02940-3069

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 13, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by The Goodyear Tire & Rubber Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY TELEPHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 13, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to The Goodyear Tire & Rubber Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote via the Internet or by phone,

please do not mail your card.

Your vote is important. Please vote immediately.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M67842-K44578-P46522 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE GOODYEAR TIRE & RUBBER COMPANY
The Board of Directors recommends that you vote FOR the election of all Nominees.
ITEM 1. Election of Directors NOMINEES:	For	Against	Abstain
1a) William J. Conaty 1b) James A. Firestone 1c) Werner Geissler 1d) Peter S. Hellman	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	1k) Thomas H. Weidemeyer 1l) Michael R. Wessel The Board of Directors recommends that you vote FOR the following proposals.	For ☐ ☐	Against ☐ ☐	Abstain ☐ ☐
1e) Richard J. Kramer 1f) W. Alan McCollough 1g) John E. McGlade 1h) Michael J. Morell 1i) Roderick A. Palmore 1j) Stephanie A. Streeter	☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐

ITEM 2. Advisory vote to approve executive compensation.

ITEM 3.  Ratification of appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm.

The Board of Directors recommends that you vote AGAINST the following proposal.

ITEM 4. Shareholder Proposal re: Independent Board Chairman.

					☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐

Please indicate if you plan to attend this meeting.	Yes ☐	No ☐

Please sign name exactly as it appears above. Each joint owner should sign. Please indicate title if you are signing as executor, administrator,   trustee, custodian, guardian or corporate officer.

The undersigned hereby acknowledges receipt of the Notice of 2014 Annual Meeting of Shareholders and Proxy Statement.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)		Date

ANNUAL MEETING OF SHAREHOLDERS

THE  GOODYEAR  TIRE  &  RUBBER  COMPANY

APRIL 14, 2014

4:30 P.M.

HILTON AKRON/FAIRLAWN

3180 WEST MARKET STREET

AKRON, OHIO

PLEASE VOTE — YOUR VOTE IS IMPORTANT

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The 2014 Notice and Proxy Statement and 2013 Annual Report are available at www.proxyvote.com.

M67843-K44578-P46522

THE GOODYEAR TIRE & RUBBER COMPANY
PROXY FOR 2014 ANNUAL MEETING OF SHAREHOLDERS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, a holder (or designated proxy) of shares of the Common Stock of The Goodyear Tire & Rubber Company, hereby appoints David L. Bialosky, Laura K. Thompson and Bertram Bell and each or any of them, the proxies or proxy of the undersigned, with full power of substitution, to represent the undersigned, and to vote all of the shares of Common Stock that the undersigned is entitled to vote, at the Annual Meeting of Shareholders of the Company to be held at the Hilton Akron/Fairlawn in Akron, Ohio, on Monday, April 14, 2014, at 4:30 P.M., Akron time, and at any and all adjournments thereof; with the power to vote said shares for the election of twelve Directors of the Company (with discretionary authority to cumulate votes), upon the other matters listed on the reverse side hereof and upon all other matters as may properly come before the meeting or any adjournment thereof. This Proxy is given and is to be construed according to the laws of the State of Ohio.

If you sign and return this card without marking, this proxy card will be treated as being FOR the election of Directors (with discretionary authority to cumulate votes), FOR Items 2 and 3, and AGAINST Item 4.

If you plan to attend the 2014 ANNUAL MEETING, please mark the box indicated on the reverse side.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE.

PLEASE MARK, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

C/O COMPUTERSHARE TRUST COMPANY, N.A. P.O. BOX 43069 PROVIDENCE, RI 02940-3069

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 9, 2014. Have your voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by The Goodyear Tire & Rubber Company in mailing proxy materials, you can consent to receiving all future proxy statements, voting instruction cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY TELEPHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 9, 2014. Have your voting instruction card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your voting instruction card and return it in the postage-paid envelope we have provided or return it to The Goodyear Tire & Rubber Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote via the Internet or by phone,

please do not mail your card.

Your vote is important. Please vote immediately.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M67844-K44578-P46522 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE GOODYEAR TIRE & RUBBER COMPANY
The Board of Directors recommends that you vote FOR the election of all Nominees.
ITEM 1. Election of Directors NOMINEES:	For	Against	Abstain
1a) William J. Conaty 1b) James A. Firestone 1c) Werner Geissler 1d) Peter S. Hellman	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	1k) Thomas H. Weidemeyer 1l) Michael R. Wessel The Board of Directors recommends that you vote FOR the following proposals.	For ☐ ☐	Against ☐ ☐	Abstain ☐ ☐
1e) Richard J. Kramer 1f) W. Alan McCollough 1g) John E. McGlade 1h) Michael J. Morell 1i) Roderick A. Palmore 1j) Stephanie A. Streeter	☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐

ITEM 2. Advisory vote to approve executive compensation.

ITEM 3.  Ratification of appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm.

The Board of Directors recommends that you vote AGAINST the following proposal.

ITEM 4. Shareholder Proposal re: Independent Board Chairman.

					☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐

Please indicate if you plan to attend this meeting.	Yes ☐	No ☐

Authorization: I acknowledge receipt of the Notice of 2014 Annual Meeting of Shareholders and Proxy Statement. I hereby instruct the trustee to vote by proxy, in the form solicited by the Board of Directors, the number of full shares in this Plan account(s) as specified above, or, if not specified above, as recommended by the Board of Directors.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)		Date

ANNUAL MEETING OF SHAREHOLDERS

THE  GOODYEAR  TIRE  &  RUBBER  COMPANY

APRIL 14, 2014

4:30 P.M.

HILTON AKRON/FAIRLAWN

3180 WEST MARKET STREET

AKRON, OHIO

PLEASE VOTE — YOUR VOTE IS IMPORTANT

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The 2014 Notice and Proxy Statement and 2013 Annual Report are available at www.proxyvote.com.

M67845-K44578-P46522

CONFIDENTIAL VOTING INSTRUCTIONS 2014 ANNUAL MEETING OF SHAREHOLDERS FOR EMPLOYEE SAVINGS AND OTHER PLANS Solicited on Behalf of the Board of Directors April 14, 2014

The proxy soliciting materials furnished by the Board of Directors of The Goodyear Tire & Rubber Company in connection with the Annual Meeting of Shareholders to be held on Monday, April 14, 2014, are delivered herewith.

Under each employee savings or similar plan in which you participate, you have the right to give written instructions to the trustee for such plan to vote as you specify the number of full shares of Common Stock of The Goodyear Tire & Rubber Company representing your proportionate interest in each such plan on February 18, 2014.

As a participant in and a named fiduciary (i.e., the responsible party identified in the voting section of each Plan Document) under an employee savings plan or other similar plan, you have the right to direct The Northern Trust Company, as trustee, how to vote the shares of Common Stock of The Goodyear Tire & Rubber Company allocated to this account under such plan as well as a portion of any shares for which no timely voting instructions are received from other participants. Each savings plan provides that the trustee will vote the shares for which voting instructions have not been received in the same proportion as it votes the shares for which it has received such instructions unless to do so would be inconsistent with the trustee’s duties. If you wish to have the shares allocated to this account under the plan as well as a portion of any shares for which no timely voting instructions are received from other participants voted by the trustee in accordance with your instructions, please sign the authorization on the reverse side of this card and return it in the enclosed envelope or give your instructions by telephone or via the Internet.

I hereby instruct the trustee to vote (or cause to be voted) all shares of Common Stock of The Goodyear Tire & Rubber Company credited to this account under each plan on February 18, 2014, at the Annual Meeting of Shareholders to be held on April 14, 2014, and at any adjournment thereof as indicated on the reverse side hereof and upon all other matters as may properly come before the meeting or any adjournment thereof.

Unless otherwise specified on the reverse side, if you give your instructions by signing and returning this card, or by telephone or via the Internet, the Trustee will vote FOR the election of Directors (with discretionary authority to cumulate votes), FOR Items 2 and 3, and AGAINST Item 4.

If you plan to attend the 2014 ANNUAL MEETING, please mark the box indicated on the reverse side.

THIS CONFIDENTIAL VOTING INSTRUCTION CARD IS CONTINUED ON THE REVERSE SIDE.

PLEASE MARK, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.